Exhibit 2.5

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.

ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A

DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY

COURT. A HEARING TO CONSIDER THE ADEQUACY OF THIS DISCLOSURE

STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE HAS BEEN SET

BY THE BANKRUPTCY COURT FOR [JUNE 11, 2008 AT 10:00 A.M.] (PREVAILING

EASTERN TIME). THE DEBTORS RESERVE THE RIGHT TO AMEND,

SUPPLEMENT OR OTHERWISE MODIFY THIS DISCLOSURE STATEMENT PRIOR

TO AND UP TO THE DATE OF SUCH HEARING.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11
)
Ampex Corporation, et al.,	)	Case No. 08-11094
)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT WITH RESPECT TO FIRST

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

FOR AMPEX CORPORATION AND ITS AFFILIATED DEBTORS

Dated:	New York, New York
May [ ], 2008

WILLKIE FARR & GALLAGHER LLP
Counsel for Debtors
and Debtors In Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY DISTRIBUTION OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IS NOT A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. PREVAILING EASTERN TIME ON [JUNE [    ], 2008], UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE PLAN SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTIONS PROVIDED BY SECURITIES ACT SECTIONS 3(a)(9) AND 4(2), OR OTHER APPLICABLE EXEMPTIONS, AND EXPECT THAT THE ISSUANCE OF THE NEW SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF BANKRUPTCY CODE SECTIONS 1145(a)(1) AND (2) AND SECURITIES ACT SECTION 4(2), OR OTHER APPLICABLE EXEMPTIONS.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED OR INCORPORATED BY REFERENCE OR REFERRED TO IN THE DISCLOSURE STATEMENT AND/OR PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN AND CERTAIN OF THE PLAN DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING. THE SUMMARIES OF THE PLAN AND THE PLAN DOCUMENTS IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE PLAN AND THE APPLICABLE PLAN DOCUMENTS. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THE PLAN DOCUMENTS, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

- i -

ARTICLE VII.	CONFIRMATION OF THE PLAN OF REORGANIZATION	69
7.1	Confirmation Hearing.	69
7.2	Confirmation.	70
7.3	Classification of Claims and Interests.	79
7.4	Consummation.	79

ARTICLE VIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	79
8.1	Liquidation Under Chapter 7 or 11.	79
8.2	Alternative Plan(s) of Reorganization.	79
8.3	Dismissal of the Debtors’ Reorganization Cases.	80

ARTICLE IX.	SUMMARY OF VOTING PROCEDURES	80

ARTICLE X.	DESCRIPTION AND HISTORY OF REORGANIZATION CASES	81
10.1	General Case Background.	81
10.2	Retention of Professionals.	81
10.3	Appointment of a Creditors’ Committee.	82
10.4	Section 341 Meeting	83
10.5	Employment Obligations.	83
10.6	Continuing Supplier Relations.	83
10.7	Stabilization of Debtors’ Business Operations.	83
10.8	Utilities.	84
10.9	Schedules, Statements and Bar Date.	84

ARTICLE XI.	GOVERNANCE OF REORGANIZED DEBTORS	85
11.1	Board of Directors and Management.	85
11.2	Indemnification of Directors and Officers.	85
11.3	New Stockholders Agreement [Management Incentive Plan].	85
11.4	The Credit Agreement.	86
11.5	The Amended Senior Secured Note Indenture.	86

ARTICLE XII.	CERTAIN RISK FACTORS TO BE CONSIDERED	86
12.1	Certain Bankruptcy Considerations.	86
12.2	Risks Relating to the Amended Senior Secured Notes, the Credit Agreement, the New Preferred Stock and the New Common Stock.	89
12.3	Risks Relating to Tax and Accounting Consequences of the Plan.	95
12.4	Risks Associated with the Business.	96

ARTICLE XIII.	SECURITIES LAW MATTERS	102
13.1	Plan Securities.	102
13.2	Issuance and Resale of Plan Securities Under the Plan.	103

ARTICLE XIV.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	105
14.1	Introduction .	105
14.2	Federal Income Tax Consequences to the Debtors.	107
14.3	Federal Income Tax Consequences to Holders of Certain Claims.	110

ARTICLE XV.	CONCLUSION	119

- ii -

ARTICLE I.

INTRODUCTION

1.1	General.

Ampex Corporation, Ampex Data Systems Corporation, Ampex Data International Corporation, Ampex Finance Corporation, AFC Holdings Corporation, Ampex Holdings Corporation, and Ampex International Sales Corporation (collectively, the “Debtors”) hereby transmit this disclosure statement (as it may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in connection with the Debtors’ solicitation of votes (the “Solicitation”) to confirm the Joint Chapter 11 Plan for Reorganization of Ampex Corporation and its Affiliated Debtors dated as of March 30, 2008 (the “Plan”), a copy of which is attached to this Disclosure Statement as Exhibit 1).

The purpose of this Disclosure Statement is to set forth information: (i) regarding the history of the Debtors and their businesses; (ii) describing the Reorganization Cases;1 (iii) concerning the Plan and alternatives to the Plan; (iv) advising the holders of Claims and Equity Interests of their rights under the Plan; and (v) assisting the holders of Claims entitled to vote on the Plan in making an informed judgment regarding whether they should vote to accept or reject the Plan.

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

•	Plan (Exhibit 1);

•	Plan Support Agreement (Exhibit 2);

•	Prepetition Organizational Chart (Exhibit 3);

•	Consolidated Financial Statements for the Debtors for the fiscal year ended December 31, 2007 (Exhibit 4); [2]

•	Liquidation Analysis (Exhibit 5); and

•	Reorganized Debtors’ Projected Financial Information (Exhibit 6);

•	Disclosure Statement Order (Exhibit 7);

[1]	All capitalized terms used but not defined herein shall have the meanings ascribed in the Plan.
[2]	The Debtors have filed their 10-K for the year ended December 31, 2007, which is available at no cost to parties in interest on the following website: http://chapter11.epiqsystems.com/ampex.

On [June     ], 2008, after notice and a hearing, the Bankruptcy Court (i) entered an order approving this Disclosure Statement (the “Disclosure Statement Order”) as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against or Interests in the Debtors to make an informed judgment as to whether to accept or reject the Plan and (ii) authorized the Debtors to use this Disclosure Statement in connection with the solicitation of votes to accept or reject the Plan. The Disclosure Statement Order establishes [July     ], 2008 at 4:00 p.m. (Prevailing Eastern Time) as the deadline for the return of Ballots accepting or rejecting the Plan (the “Voting Deadline”). APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan, and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses other than the information contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto. PURSUANT TO THE PLAN SUPPORT AGREEMENT, 100% IN AMOUNT AND 100% IN NUMBER OF HOLDERS OF CLASS 4 CLAIMS HAVE AGREED TO SUPPORT AND NOT OBJECT TO THE PLAN AND HOLDERS OF APPROXIMATELY [80]% IN AMOUNT OF CLASS 2 CLAIMS HAVE AGREED TO SUPPORT AND NOT OBJECT TO THE PLAN.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES FOR THE BEST AVAILABLE RECOVERY TO THEIR STAKEHOLDERS. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASS 2–SENIOR SECURED NOTES, CLASS 4—HILLSIDE SECURED CLAIMS AND CLASS 5–GENERAL UNSECURED CLAIMS VOTE TO ACCEPT THE PLAN.

THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST. THIS DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS ONLY A SUMMARY. HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER PARTIES-IN-INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

Additional copies of this Disclosure Statement (including the Exhibits hereto) are available upon request made to the office of the Debtors’ counsel, at Willkie Farr & Gallagher

LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Matthew A. Feldman, Esq. and Rachel C. Strickland, Esq. (212) 728-8000 (phone) or (212) 728-8111 (facsimile). Additional copies of this Disclosure Statement (including the Exhibits hereto) can also be accessed free of charge from the following website: http://chapter11.epiqsystems.com/ampex

In addition, a Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call: Angharad Bowdler or Bridget Gallerie at (646) 282-2500, or send your written inquiry to:]

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Attn: Angharad Bowdler & Bridget Gallerie.

Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other Exhibits attached hereto and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes.

1.2	The Confirmation Hearing.

In accordance with the Disclosure Statement Order and section 1128 of the Bankruptcy Code, a hearing will be held before the Honorable Arthur J. Gonzalez, United States Bankruptcy Judge for the Southern District of New York, United States Bankruptcy Court, Courtroom 523, One Bowling Green, New York, New York 10004 on [                    ], 2008, at [    :       .m.] (Prevailing Eastern Time), to consider confirmation of the Plan. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan with the consent of the Consenting Holders to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification. Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before [                    ], 2008, at 4:00 p.m. (Prevailing Eastern Time), in the manner set forth in the Disclosure Statement Order. The hearing on confirmation of the Plan, with the consent of the Consenting Holders, may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

1.3	Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Senior Secured Note Claims	Impaired	Yes
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	Hillside Secured Claim	Impaired	Yes
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Existing Common Stock Interests	Impaired	No (deemed to reject)
Class 7	Existing Securities Laws Claims	Impaired	No (deemed to reject)
Class 8	Other Existing Interests	Impaired	No (deemed to reject)

1.4	Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

In connection with the Plan:

•	Holders of Claims in Classes 2, 4, and 5 are impaired and the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan;

•	Holders of Claims in Classes 1 and 3 are unimpaired. As a result, holders of Claims and Interests in those Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

•	Holders of Claims and Interests in Classes 6, 7 and 8 are impaired and are deemed to have rejected the Plan. As a result, holders of Claims and Interests in those Classes are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of section 1129(b) of the Bankruptcy Code are met.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept the plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Exhibits attached hereto, the Plan and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

Please complete, execute and return your Ballot(s) to the Debtors’ claims and voting agent (the “Voting Agent”) at the address below:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3 rd Floor

New York, NY 10017

Tel. (646) 282-2500

Attn: Angharad Bowdler & Bridget Gallerie

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON [JUNE] [    ], 2008, UNLESS EXTENDED BY THE DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. ALL BALLOTS MUST BE SIGNED.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement or provided by the Debtors’ Voting Agent.

The Debtors have fixed 5:00 p.m., prevailing Eastern Time, on June [    ], 2008 (the “Voting Record Date”) as the time and date for the determination of Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept the Plan. Accordingly, only holders of record of Claims or Interests as of June [    ], 2008, that are otherwise entitled to vote on the Plan, will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether each voting Class of impaired Claims has accepted the Plan. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Plan on a Class-by-Class basis with respect to the Classes entitled to vote.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

1.5	Important Matters.

This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the Exhibits annexed hereto is, therefore, not necessarily indicative of the future financial condition or results of operations of the Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Debtors, their advisors, or any other Person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II.

SUMMARY OF PLAN AND CLASSIFICATION AND

TREATMENT OF CLAIMS AND INTERESTS THEREUNDER

The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to all stakeholders and to enhance the financial viability of the Reorganized Debtors. Generally, the Plan provides for a balance sheet restructuring which swaps the Debtors’ current debt including, but not limited to, debt evidenced by the Senior Secured Notes and the Hillside Notes for cash, new notes and/or equity, as applicable. Other secured and unsecured creditors will receive cash or equity as applicable. All of the Debtors’ Existing Common Stock will have no value and will be cancelled. Upon emergence, at least 80% of the Reorganized Debtors’ New Common Stock will be owned by Hillside. The New Common Stock will not be registered and will not trade on any public exchange. Holders of Existing Common Stock that do not object to confirmation of the Plan will be eligible to receive Distribution Rights entitling such holder to receive certain future payments if the net proceeds of future monetization of the Debtors’ patents that are not currently revenue bearing produce proceeds sufficient to meet certain obligations and funding needs of Reorganized Ampex. The resulting debt structure of the Reorganized Debtors will substantially delever the Company and provide additional needed liquidity.

The following table classifies the Claims against, and Interests in, the Debtors into separate Classes and summarizes the treatment of each Class under the Plan. The table also identifies which Classes are entitled to vote on the Plan based on rules set forth in the Bankruptcy Code. Finally, the table indicates the estimated recovery for each Class. As described in Article XII below, the Debtors’ businesses are subject to a number of risks. The uncertainties and risks related to the Reorganized Debtors make it difficult to determine a precise value for the Reorganized Debtors, the New Common Stock of Reorganized Ampex and other distributions under the Plan. The recoveries and estimates described in the following tables represent the Debtors’ best estimates given the information available on the date of this Disclosure Statement. All statements in this section to the amount of Claims and Interests are only estimates based on information known to the Debtors at the date hereof, and the final amounts of Claims Allowed by the Bankruptcy Court may vary significantly from these estimates.

In connection with preparing the estimation of recoveries set forth herein, the following assumptions were made:

•

The ongoing enterprise value of the Reorganized Debtors for purposes of the Plan, based on the valuation prepared by Conway MacKenzie & Dunleavy (“CM&D”), the Debtors’ financial advisors, is approximately $79 million.

•	The aggregate Allowed amount of Administrative Expense Claims will be approximately $[0.1 million].

•	The aggregate Allowed amount of Fee Claims will be approximately $[2.9 million].

•	The aggregate Allowed amount of unpaid Priority Tax Claims (including Secured Tax Claims) will be approximately $[0.2 million].

•	The aggregate Allowed amount of Priority Non-Tax Claims will be approximately $[0 million].[3]

[3]

The Debtors believe that as of the Effective Date there will be approximately $2.8 million in accrued employee wages and other benefits. The Debtors received authority to satisfy prepetition employee wages and benefits subject to priority pursuant to sections 507(a)(4) and (a)(5). Accordingly, it is anticipated that all other accrued postpetition wages and benefits will be satisfied in the ordinary course.

•	The aggregate Allowed amount of Senior Secured Note Claims will be approximately $[6.9 million] plus interest, fees and expenses.

•	The aggregate Allowed amount of Other Secured Claims will be approximately $[0] (which may be paid in the ordinary course of business).

•	The aggregate Allowed amount of Hillside Secured Claims will be approximately [$11 million] plus interest, fees and expenses.[4]

•	The aggregate Allowed amount of General Unsecured Claims will be approximately $[51.6 million].[5]

The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. The summaries in this table are qualified in their entirety by the description of the treatment of such Claims in Articles III and V of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims have not been classified.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Unclassified	Administrative Expense Claims	Each holder of an Allowed Administrative Expense Claim shall receive, unless such holder agrees to different treatment, Cash in an amount equal to such Allowed Claim, (b) such other less favorable treatment to which such holder, the Consenting Holders and the Debtors agree, or (c) such other treatment such that the Claim will not be impaired.	No.	$[0.1 million]	100%

Unclassified	Fee Claims	Each holder of an Allowed Fee Claim for which a Fee Application has been properly and timely filed and served shall be paid to the extent approved by order of the Bankruptcy Court.	No.	$[2.9 million]	100%

[4]	Includes direct recovery and value of Distribution Rights gifted to the holders of Allowed Existing Common Stock Interests who do not object to confirmation of the Plan.
[5]	This amount does not include approximately $1.7 million in contingent customer claims on account of customer programs authorized to be performed in the ordinary course.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Unclassified	Priority Tax Claims	Each holder of an Allowed Priority Tax Claim shall receive, at the Debtors’ option, and with the consent of the Consenting Holders, either (a) Cash in an amount equal to the amount of such Claim, or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Commencement Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim.	No.	$[0.2 million]	100%

Class 1	Priority Non-Tax Claims	Claims in this Class are not impaired. Except to the extent that a holder of an Allowed Non-Tax Claim agrees to less favorable treatment, each holder of an Allowed Claim in Class 1 shall receive Cash in an amount equal to the amount of such Claim.	No. Deemed to have accepted the Plan.	$[0 million][6]	100%

[6]

The Debtors believe that as of the Effective Date there will be approximately $2.8 million in accrued employee wages and other benefits. The Debtors received authority to satisfy prepetition employee wages and benefits subject to priority pursuant to sections 507(a)(4) and (a)(5). Accordingly, it is anticipated that all other accrued postpetition wages and benefits will be satisfied in the ordinary course.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 2	Senior Secured Note Claims	Claims in this Class are impaired. Each holder of an Allowed Claim in Class 2 shall be entitled to receive, in full and final satisfaction of such Allowed Senior Secured Note Claim, its Pro Rata Share of the Senior Secured Note Claim Distribution.	Yes.	$[6.9 million] plus interest, fees and expenses interest, fees, and expenses	[ ]	%

Class 3	Other Secured Claims	Claims in this Class are not impaired. On the Effective Date, any and all holders of Class 3 Claims shall receive (a) Cash in an amount equal to such Claim; or (b) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor, and with the consent of the Consenting Holders.	No; Deemed to have accepted the Plan.	$[0] (plus interest, fees and expenses)	100%

Class 4	Hillside Secured Claims	Claims in this Class are impaired. Each holder of an Allowed Claim in Class 4 shall be entitled to receive, in full and final satisfaction of its Hillside Secured Claim, the Reorganized Debtors shall incur the Tranche A Loan Obligations in the aggregate original principal amount of $10,500,000.00	Yes	$11 million	[100]	%[7]

[7]	Includes direct recovery and value of Distribution Rights gifted to the holders of Allowed Existing Common Stock Interests who do not object to confirmation of the Plan.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 5	General Unsecured Claims	Claims in this Class are impaired. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, the holder of such Allowed General Unsecured Claim shall be entitled to receive, in full and final satisfaction of such General Unsecured Claim, either (a) its Pro Rata Share of the Unsecured Claim Distribution or (b)subject to the occurrence of the Effective Date, by electing on such holder’s ballot for voting on the Plan, its applicable Lump Sum Cash Payment.	Yes.	$[51.6] million[8]	[10]	%

Class 6	Existing Common Stock	Interests in this Class are impaired. Shares of Existing Common Stock shall be cancelled and holders of Existing Common Stock Interests shall not be entitled to any distribution under the Plan; provided, however, that as part of the settlement and compromise embodied in the Plan, each holder of an Existing Common Stock Interest that does not object to confirmation of the Plan shall, within [10] Business Days of the CPR Administrator’s receipt of the Initial Company Notice (as defined in the CPR Agreement), receive a CPR Administrator Rights Notice setting forth such holder’s right to receive its Pro Rata Percentage of the CPR Distributions, subject to the terms and conditions of the CPR Agreement.	No. Deemed to have rejected the Plan.	$[0]	[0]	%

[8]	This amount does not include approximately $1.7 million in contingent customer claims on account of customer programs authorized to be performed in the ordinary course.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 7	Existing Securities Laws Claims	Interests in this Class are impaired. Holders of Existing Securities Laws Claims shall not receive or retain any distribution under the Plan.	No. Deemed to have rejected the Plan.	$[0]	[0]%

Class 8	Other Existing Interests	Interests in this Class are impaired. Holders of Other Existing Interests shall not receive or retain any distribution under the Plan.	No. Deemed to have rejected the Plan.	$[0]	[0]%

The recoveries set forth above are estimates that are contingent upon approval of the Plan as proposed.

ARTICLE III.

BUSINESS DESCRIPTION AND CIRCUMSTANCES

THAT LED TO THESE REORGANIZATION CASES

3.1	The Debtors’ Businesses.

(a)	Description of Debtors’ Businesses: Overview.

The Debtors and their non-debtor affiliates (the “Company”) are leading innovators and licensors of visual information technology. In 1944, Ampex Electric and Manufacturing Company, the predecessor to Ampex, was formed in San Carlos, California. Over the last 63 years the Debtors have developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images. The Debtors currently hold approximately 370 patents and patent applications covering digital image processing, digital image compression and recording technologies. The Debtors’ corporate licensing division licenses their patents to manufacturers of professional and consumer electronics products. Through Ampex Data Systems Corporation (“Data Systems”), one of the Debtors, the Company also develops and incorporates its proprietary technology in the design and manufacture of high performance data storage products, principally used in defense applications to gather digital images and other data from aircraft, satellites and submarines. These products are also used in flight and sensor test applications.

The Debtors’ two business segments include a “Recorders” segment and a “Licensing” segment. The Recorders segment primarily includes the sale and service of data acquisition and instrumentation recorders (which record data and images rather than computer information), and to a lesser extent mass data storage products (the “Recorders Segment”). All of the Debtors’ products are made by their manufacturing company, Data Systems. The Licensing segment involves the licensing of the Debtors’ intellectual property to manufacturers of professional and consumer digital video products (the “Licensing Segment”). The Debtors’ products and licensing activities are described below.

(b)	Licensing Segment.

The Debtors’ Licensing Segment generates revenues from licenses granted to companies covering a variety of technologies that were developed in prior years when the Debtors’ designed and manufactured digital video tape recorders and special effects products used in the professional television broadcast and post production industries. Historically, the Debtors’ licensees included other competitive manufacturers of professional products as well as manufacturers of consumer products where the Debtors did not directly compete but where their technology was relevant to consumer products’ functionality. The Licensing Segment has been a steady source of revenue since 1968. In 1968, the Debtors first licensed their intellectual property to a manufacturer of consumer videocassette recorders (“VCRs”) and subsequently licensed such patents to essentially every significant manufacturer of VCRs in the world. As the older patents expired, the Debtors developed new technology used in VCRs and licensees continued to pay royalties to be able to incorporate these new patents in their VCRs. In the period from 1990 to 2000, the Debtors’ licensing income fluctuated significantly but averaged approximately $16 million per year. VCRs were based on analog video technology. The Debtors ceased to develop analog technology many years ago. Most of the patents related to this technology expired in 2001, and the Debtors’ licensees no longer pay significant royalties on analog products. However, the Debtors’ research and development in the field of digital video recording resulted in patents which have found application in digital camcorders, digital still cameras and potentially other products that record still or motion video images. Today, substantially all of the Debtors’ licensing revenue comes from manufacturers of digital camcorders that have licensed the Company’s patents that do not expire until after 2012. The Debtors continue to explore additional ways, including possible arrangements with independent patent research and evaluation companies and other third parties, to monetize their intellectual property. There can be no assurance that these expanded efforts will be successful.

(1)	Technology.

In the 1980s the Company was the leader in the development of digital video technology for use in such products as digital special effects, digital graphics, digital time base correctors and many others. The Debtors received limited royalty income from licensing these patents for use in broadcast television products, but the market for such technology was small and image-based consumer products did not employ digital technology at that time for various reasons, including the cost of such technology.

As part of its development of digital video technology, Ampex made advances in digital image compression, and in the mid 1990’s introduced the first professional videotape recorder to successfully use digital image compression. These devices were part of a family of products marketed by Ampex under the DCT trademark. The patents that the Debtors received as a result of designing these products could have significant appeal to the manufacturers of digital video imaging consumer products. Hence, such technology is now among the most potentially valuable resources to the Licensing Segment.

In 2004 through 2006, Ampex continued to generate significant royalties from digital video camcorders but the majority of their licensing revenue came from digital still cameras. Ampex also generated royalties from DVD recorders. In April 2006, the Ampex’s

Rapid Image Retrieval patent (the “121 Patent”) used in digital still cameras and camera-equipped cellular phones expired. All of the digital still camera and camera-equipped cellular phone licensees have discontinued royalty payments to the Debtors subsequent to the expiration of the 121 Patent.

(2)	Patents.

Ampex’s 121 Patent had been responsible for the majority of the license income recently earned by the Company as a result of settlements of liability for past infringement. The 121 Patent revenue was paid by manufacturers of digital still cameras and, to a lesser extent, manufacturers of camera-equipped cellular phones. Ampex owns other patents that relate to digital imaging, and continues to receive royalties from several manufacturers of digital camcorders and one manufacturer of DVD recorders.

Ampex’s image data shuffling patents are used to reduce the amount of data required to transmit or record an image. These patents expire at various dates through 2013 and have been issued in the United States of America (the “U.S.”), France, Great Britain, Germany and Taiwan. The Debtors believe that these patents are necessary for the production of digital video camcorders because they are included in applicable technical standards. Such patents also may be used in DVD recorders and set top cable boxes that are equipped to record video (“Cable Boxes”). The Company’s technology is useful in compressing either still or motion video images and it is possible that these patents may be used or useful in digital still cameras and possibly in camera-equipped cellular telephones.

Ampex’s “feed forward quantization” patents are also useful in reducing the amount of data required to transmit or record images, principally video images. These patents expire at various dates through 2012, and have been issued in the U.S., France, Great Britain, Germany and Taiwan. These patents are used in the production of digital video camcorders complying with applicable technical standards. Such patents may be used in DVD recorders, cable boxes and may be used or useful now, or in the future, in digital still cameras and camera-equipped cellular telephones that have the capability to record still and motion video.

Ampex’s high-speed data decoding patents may be useful in any digital device that displays video. The patents expire at various dates through 2014, and are issued in the U.S., Austria, France, Great Britain and Germany, and an application is pending in Japan. The Debtors continue to investigate the extent to which these patents may be used in many consumer digital devices, but have not yet reached a conclusion as to which products, if any, may currently infringe these patents.

The major product categories from which Ampex receives royalty income at present are digital video camcorders and DVD recorders.

(c)	Recorders Segment

The Recorders Segment includes the sale and service of data storage systems, instrumentation recorders and professional video products, substantially all of which are made by Data Systems.

(1)	Product Sales.

Data Systems’ products are comprised primarily of high performance instrumentation products and, to a lesser extent, mass data storage products. High performance instrumentation recorders reproduce data at higher speeds and store larger volumes of data than in general purpose recording devices. Instrumentation recorders capture digital data that is usually generated by a sensor or other devices. Examples include satellite telemetry information and flight test data. Data Systems’ mass data storage products consist of their 19-millimeter scanning recorders and robotic library systems and related tape and after-market parts. Data Systems also continues to offer spare parts for the repair of professional video recorders and other products that it previously manufactured and marketed to the television production and post-production industries. However, sales of spare parts of legacy television products accounted for less than ten percent (10%) of total Recorders segment revenue in 2006.

Data Acquisition/Instrumentation Products. Data Systems has been well established for more than 50 years as a supplier of instrumentation recorders. Data Systems has supplied these recorders primarily to governmental agencies for use in airborne and ground-based data collection, satellite surveillance and other defense-related applications, as well as to defense contractors and aerospace and other industrial users primarily for test and measurement purposes. Data Systems’ instrumentation recorders have been used on almost every advanced commercial and U.S. military aircraft, as well as on foreign aircraft.

Data Systems’ principal data acquisition/instrumentation products currently are the DDRs 400, DSRs 440 and DSRs 400B. These are disk- and solid state memory-based recorders, which are plug-compatible replacements for Ampex tape-based DCRsi instrumentation recorders for ease of data transfer, analysis and archival storage. In 2006, the Debtors began shipment of the HRR 700 High Definition Video Recorder. This recorder is a compact, solid state-based recorder that provides up to 224 gigabytes (“GB”) of removable storage and sustained data rates of up to 600 megabits per second (“Mb/s”). As the Debtors’ customers’ data storage requirements increase, solid state memory becomes cost prohibitive. Accordingly, the Debtors are designing ruggedized disk-based recorders that offer the economics of disk storage without sacrificing the superior functionality of solid state. The Debtors’ WDS 2000 FC is a wide band, compact disk array that has been ruggedized for airborne data acquisition and storage and is capable of recording multiple data streams of uncompressed high definition video with RAID 3 reliability in high vibration environments.

Data Systems continues to offer its tape-based digital instrumentation recorders. Tapes from these recorders are fully interchangeable. These recorders are rugged, highly reliable and compact recorders that permit uninterrupted data capture from fractions of Mb/s up to 240 Mb/s over very long periods of time, such as during test flights of new aircraft. These products are designed for data interchange between locations and agencies.

These recorders are used extensively in airborne and naval intelligence acquisition and for the collection of test data during the design and qualification of aircraft. The Debtors’ data acquisition and instrumentation recorders (including their DIS 19-millimeter tape drives) are sold primarily to prime contractors who in turn sell to government agencies involved in data collection, satellite surveillance and defense-related activities, as well as to defense contractors and other industrial users for testing and measurement purposes. Sales of instrumentation recorders are made through Data Systems’ internal domestic and international sales forces, as well as through independent sales organizations in foreign markets. These products are used by U.S. and foreign military and intelligence agencies (including those of China, Germany, India, Japan, South America and the United Kingdom), as well as by manufacturers of commercial airplanes, such as The Boeing Corporation (“Boeing”), and foreign airframe manufacturers. Government programs, which utilize these products, have lead times of several years before significant revenues are generated. Significant portions of data acquisition and instrumentation recorder sales reflect purchases by prime contractors to the federal government, which can be subject to significant fluctuations in volume.

19-millimeter Products. Data Systems’ 19-millimeter tape-based products include their DST and DIS tape drives and library systems and use core technology developed by the Debtors for their digital video recorders when they were active in the professional television market until 1992. Data Systems’ DST tape drives are used to store digital data in formats such as SCSI and fibre channel that are typically utilized in the computer industry. Data Systems’ DIS tape drives use specialized instrumentation formats that are primarily used in intelligence gathering.

Data Systems currently distributes their 19-millimeter products (including DST and DIS recorders) directly through their internal sales force, as well as through independent value-added resellers. Data Systems manufactures their 19-millimeter products to customer order. Data Systems’ 19-millimeter mass storage tape drives and library systems are optimized for applications that must handle large amounts of data, such as those that process and store images, digital video and streaming data. Government intelligence data gathering and archival storage are Data Systems’ principal markets.

Other Products. Data Systems’ other products are primarily television after-market products (including spare parts) relating to television products that they manufactured in prior periods and continue to support.

(2)	Product Service.

The Debtors’ servicing business consists principally of maintenance contracts on Data Systems’ products. As the installed base of tape-based instrumentation recorders come out of service and are replaced with disk or solid state memory based recorders, which do not require a significant amount of support, the servicing business has declined over time. Total service revenue generated by the Recorders Segment in the year ended December 31, 2006 was $8.3 million compared to $8.9 million for the year ended December 31, 2005 and $8.7 million for December 31, 2004. In addition, Data Systems has a small division that sells spare parts needed to repair professional video recorders and other products that it previously manufactured and marketed to companies involved in television production and post-production.

(d)	Patents, Licenses and Trademarks.

As a result of ongoing research and development expenditures, the Debtors have developed substantial proprietary technology, certain of which they have elected to patent or to seek to patent. As of December 31, 2007, the Debtors held approximately 370 patents and patent applications, including approximately 140 patents in the U.S. and approximately 230 corresponding patents in other countries. Also, there are approximately 25 U.S. and foreign patent applications pending. The majority of these patents and pending patents relate to the Debtors’ recording technology. The Debtors continually review their patent portfolio and allow non-strategic patents to lapse, thereby minimizing substantial renewal fees.

It is not possible to predict the amount of royalty revenue that will be received by the Debtors in the future. The Debtors’ royalty revenue stream has historically fluctuated widely due to a number of factors that the Debtors cannot predict, such as the extent of use of their patented technology by third parties, the extent by which they must pursue litigation in order to enforce their patents, and the ultimate success of their licensing and litigation activities. The Debtors continue to explore additional ways, including possible arrangements with independent patent research and evaluation companies and other third parties, to monetize their intellectual property. There can be no assurance that these expanded efforts will be successful.

3.2	Facilities and Offices.

The Debtors’ headquarters are located in Redwood City, California. Product design, engineering and manufacturing primarily occur at another Redwood City facility and a second facility in Colorado Springs, Colorado. The office of the Chief Financial Officer is maintained in New York, New York. Sales and services are performed in Redwood City and Colorado Springs.

3.3	Employees and Pension Issues.

The Debtors employ a total of 99 people. None of the Debtors’ employees are covered by a collective bargaining agreement.

Ampex is the sponsor of two defined benefit plans. The Ampex Corporation Retirement Plan (the “Ampex Pension Plan”) and the Quantegy Media Retirement Plan (the “Media Pension Plan,” and, together with the Ampex Pension Plan, the “Pension Plans”).

Ampex became the sponsor of the Media Pension Plan in 1994 when NH Holding Incorporated (“NHI”), Ampex’s former parent, commenced a case under chapter 11 of the Bankruptcy Code. Obligations under these Pension Plans underlie the Debtors’ most significant liability and, as set forth more fully below, are the primary reason for the commencement of these cases. Effective as of February 1, 1994, the Debtors amended the Pension Plans to suspend further benefit service and compensation accruals in order to reduce payments that would otherwise be required thereunder. As of December 31, 2007, the Media Pension Plan and the Ampex Pension Plan were underfunded by $13.5 million and $44.2 million, respectively.

As of December 31, 2007, the fair value of the assets of the Pension Plans determined under GAAP totaled $188,893,000. The accumulated benefit obligations for the Pension Plans determined under GAAP amounted to $246,554,000 at December 31, 2007. The Pension Plans’ actuaries have forecasted that substantial pension contributions will be required through 2013 in order to fully fund benefits payable to plan participants. The Debtors’ annual estimated contributions for the Ampex Pension Plan and Media Pension Plan through 2013 are as follows:

	Estimated Contributions
	Ampex Pension Plan	Media Pension Plan
	(in thousands)
2008	11,883	3,808
2009	5,736	1,788
2010	7,386	2,288
2011	6,366	1,855
2012	7,337	2,314
2013	1,695	509

Total	$40,403	$12,562

The following table reflects the total expected future benefit payments by Pension Plans to plan participants through 2017:

	Ampex Pension Plan	Media Pension Plan
	(in thousands)
2008	15,022	3,990
2009	15,019	3,998
2010	15,019	3,961
2011	15,068	3,947
2012	15,130	3,998
2013-2017	74,132	20,601

In 1994, in connection with the NHI chapter 11 reorganization, the Pension Benefit Guaranty Corporation (the “PBGC”), Ampex, and certain other entities, including Hillside and SHI, that the PBGC asserted were members of a “group under common control” for purposes of the Employee Retirement Income Security Act (“ERISA”) (which assertion Hillside contests), entered into a joint settlement relating to the Pension Plans (the “PBGC Agreement”).

[PBGC is a wholly-owned United States government corporation, and an agency of the United States, that administers the defined benefit pension plan termination insurance program under Title IV of the ERISA, 29 U.S.C. §§ 1301-1461 (2000 & Supp. V 2005). PBGC guarantees the payment of certain pension benefits upon the termination of a single-employer pension plan covered by Title IV of ERISA. When an underfunded plan terminates, PBGC generally becomes trustee of the plan and, subject to certain statutory limitations, pays the plan’s unfunded benefits with its insurance funds.] Under the terms of the PBGC Agreement, Ampex and Hillside are jointly and severally liable to the PBGC to fund certain minimum funding contributions (the “Required Contributions”) to the Pension Plans, but Ampex remained the sponsor of the Pension Plans. Hillside does not agree with the preceding sentence. Hillside asserts that, pursuant to the PBGC Agreement and the HSA Agreement (defined below), Ampex retained primary responsibility to fund the Required Contributions and that Hillside, pursuant to the PBGC Agreement, became responsible to provide back-up funding for the Required Contributions.

Pursuant to a related settlement agreement dated as of December 1, 1994, between Hillside, Ampex and certain entities affiliated with SHI (the “HSA Agreement”), Ampex is required to “make all commercially reasonable efforts” to obtain the funds necessary to make the Required Contributions from sources other than Hillside. Each time Hillside is required to make all or any portion of the Required Contributions, pursuant to the HSA Agreement, Ampex is required to issue a note to Hillside (the “Hillside Notes”) in the amount of such contribution. The Hillside Notes are secured by the inventory of Data Systems, including all goods owned or hereafter acquired by Data Systems which are held for sale or lease, raw materials, work in process, or materials used or consumed in the business of Data Systems, and all accessions thereto and products thereof (the “Data Systems’ Inventory”), and all cash and non-cash proceeds and products of any and all of Data Systems’ Inventory, including, without limitation, all current or hereafter acquired proceeds, whether such proceeds constitute Data Systems’ Inventory, accounts, accounts receivable, general intangibles, instruments, securities, credits, documents, letters of credit, chattel paper, documents of title, warehouse receipts, leases, deposit accounts, money, control rights, supporting obligations or goods, but not including certain excluded property (collectively, the “Hillside Collateral”).

3.4	Prepetition Indebtedness and Capital Structure.

As of March 30, 2008, the Debtors had approximately $59.6 million of outstanding notes issued by the Debtors. Approximately $6.9 million of such amount represents amounts due under an indenture dated as of February 28, 2002 (as amended the “Indenture”), between Ampex, as Issuer, and U.S. Bank, National Association, as successor trustee to State Street Bank and Trust Company, as initial trustee (the “Indenture Trustee”). Pursuant to the Indenture, Ampex issued those certain 12% Senior Secured Notes due 2008 (the “Senior Secured Notes”), which are secured by liens on Ampex’s future royalty receipts.

Approximately $52.7 million of the Debtors’ outstanding indebtedness is represented by the Hillside Notes that have been issued in connection with Hillside’s satisfaction of Required Contribution obligations under the Pension Plans.

The remainder of the Debtors’ outstanding indebtedness relates to its various liabilities in connection with its Pension Plans, certain environmental liabilities, and General Unsecured Claims.

Ampex is a publicly held corporation. Ampex’s authorized capital stock consists of Class A Common Stock (“Class A Stock”), Class C Common Stock (“Class C Stock”, and collectively with Class A Stock, the “Existing Common Stock”), and preferred stock (the “Preferred Stock”). Currently, there is no outstanding Class C Stock or Preferred Stock. Moreover, even if these securities had been issued, shares of Class C Stock and Preferred Stock are generally non-voting except in circumstances specified in Ampex’s charter documents or as otherwise required by applicable corporate law. Accordingly, holders of Class A Stock are the only stockholders with voting rights. The Class A Stock has been listed on the NASDAQ Capital Market (formerly the NASDAQ SmallCap Market) since September 1, 2006, under the symbol “AMPX.” From June 24, 2005 to August 31, 2006, the Class A Stock was listed on the NASDAQ Global Market (formerly the NASDAQ National Market). From November 21, 2003 to June 23, 2005, the Class A Stock was listed for quotation on the OTC Bulletin Board under the symbol “AEXCA.” As of March 25, 2008, there were 393 holders of record of the Class A Stock. As of December 31, 2007, certain of the Debtors’ executive officers, directors and their affiliates beneficially owned or controlled, in the aggregate, approximately [2.3]% of the outstanding Existing Common Stock.

ARTICLE IV.

EVENTS LEADING TO CHAPTER 11 FILING

As noted above, the Debtors operate two business segments—Licensing and Recorders. The Licensing Segment, although presently a stable source of predictable revenue, may not experience growth. Absent new developments, this segment will cease to be profitable once the patents on which current revenue is based expire over the next four to seven years. The Recorders Segment, a business reliant on developing high performance data instrumentation recorders and mass storage systems, generated $5.7 million of EBIDTA in 2007. Data Systems is pursuing new product initiatives and hopes to broaden its customer base to multiple branches of the U.S. military and other defense markets which will require additional investments in research and engineering as well as sales and marketing during 2008. Accordingly, EBITDA in 2008 is forecasted to be at lower levels than amounts realized in recent years. These investments are intended to position Data Systems for profitable growth in 2009 and beyond. Unfortunately, given the Company’s debt structure, most notably its legacy liabilities, the Company is unable to sustain its current leverage through its operations and needs to restructure its obligations.

4.1	The Debtors’ Financial Position.

The amount of cash on hand will be insufficient to operate the business as a going concern. In an effort to find additional liquidity for operations from the Company’s assets, the Company continued to pursue the monetization of its unlicensed intellectual property. Over the past year, the Debtors have worked with M-CAM, Inc., Commercial Strategies, LLC and ThinkFire Services USA, Ltd., third party consultants with extensive experience in valuing, monetizing and otherwise exploiting unlicensed intellectual property. However, the Debtors have received no third-party offers that would provide value for the unlicensed intellectual property. The Company did not have the time or the liquidity to continue to further pursue these options outside of a restructuring.

Further, the projections assume that Hillside continues to advance funds for or directly pay scheduled Required Contributions in 2008 and beyond. Beginning in early 2008, and thereafter, the levels of principal and interest on the Hillside Notes that the Debtors would have to satisfy substantially exceed the amount of cash flow that their businesses, as presently configured, are projected to generate. The Debtors currently project cash flow shortfalls of approximately $17 million in 2010, $41 million in 2011, and $65 million in 2012, respectively. The Debtors have pursued opportunities to reduce their costs, restructure their existing indebtedness, raise additional capital and generate additional revenues in order to eliminate or defer these projected cash flow shortfalls. However, these efforts have not been adequate to enable their businesses to continue to operate without seeking protection under the Bankruptcy Code.

At March 30, 2008, Ampex had $59.6 million of outstanding indebtedness. The scheduled debt maturities over the next five (5) years are as follows (in thousands):

2008	$11,141
2009	$1,050
2010	$9,850
2011	$23,506
2012	$8,418
TOTAL	$53,964

The above debt maturities include $6.9 million of Senior Secured Notes at March 30, 2008, that are due on August 15, 2008, and which will continue to accrue interest at 12% per annum. The balance of the outstanding debt is comprised of debt payable to Hillside, as more fully discussed below.

In addition, the Debtors have estimated contributions under the Pension Plans that total $52.9 million through 2013 (in thousands):

2008	$15,691.00
2009	$7,524.00
2010	$9,674.00
2011	$8,221.00
2012	$9,651.00
2013	$2,204.00
TOTAL	$52,965.00

As noted above, pursuant to the PBGC Agreement, Hillside is obligated to advance the Required Contributions for the Pension Plans in the event that the Debtors are unable to make the Required Contributions necessary to satisfy the minimum funding standard of ERISA. Failure by Hillside to advance funds as may be required may entitle the PBGC to terminate the Pension Plans and seek recovery of termination benefits from Hillside and the Debtors.

When Hillside makes all or any portion of a Required Contribution to the Pension Plans under the PBGC Agreement, pursuant to the HSA Agreement, the Debtors issue additional Hillside Notes. Under the terms of the Hillside Notes, $150,000 of principal is due on the first anniversary of each of the notes with the remaining principal due on the fourth anniversary of the notes. As of March 30, 2008, the outstanding obligations under the Hillside Notes, including interest, totaled approximately $52.7 million.

The Debtors presented a debt restructuring plan to Hillside in April 2007. The goal of the plan was to obtain additional liquidity without raising additional third-party debt so that the Debtors might pursue additional “non-litigation” patent monetization strategies and their plans to grow Data Systems. Hillside issued a counter-proposal which the Company rejected on the basis that it did not maximize the value of the Company for all relevant stakeholders. Over the last several months, the Debtors have engaged in discussions with Hillside regarding a possible restructuring of their indebtedness. These discussions have focused on a myriad of different restructuring possibilities.

Also during this period, the Debtors contacted a number of financial institutions and other interested parties, including holders of the Existing Common Stock to solicit their interest in raising a minimum of $15 million of additional capital through a rights offering. Unfortunately, this and other efforts proved unsuccessful. This issue was further compounded by the threat of acceleration of long term indebtedness, the cost of Required Contributions, and recent tightening in the credit markets.

4.2	Events Leading Up to the Formulation of the Plan.

On July 13, 2007, the Debtors received notice from Hillside alleging that the Debtors had breached the HSA Agreement by failing to use commercially reasonable means to make the Required Contribution or any portion thereof. Such notice further alleged that, if the breach was not cured within ten days, it would constitute an event of default under the HSA Agreement, which would entitle Hillside to declare all of the Hillside Notes immediately due and payable (approximately $45 million) as of that time. The Debtors believed and continue to believe that they did not breach the HSA Agreement and that Hillside had no valid basis to declare a default under the HSA Agreement, which Hillside continues to dispute. Nonetheless, any acceleration of the Hillside Notes, unless waived or rescinded, would have resulted in the occurrence of an event of default under certain of the Debtors’ other obligations, including approximately $6.9 million of Senior Secured Notes, which would have entitled the holders of such Senior Secured Notes to accelerate the maturity of those obligations.

On September 12, 2007, the Debtors disclosed that they had entered into a Standstill Agreement with Hillside, whereby Hillside agreed not to accelerate the maturity of the Hillside Notes or commence legal actions against the Debtors for sixty (60) days while the parties worked to complete documentation of a restructuring of the Hillside Notes, clarify how future pension contributions would be funded and permit the Debtors to raise additional equity financing to pursue its patent monetization program (as the same was amended and or modified from time to time, the “Standstill Agreement”). From September 12, 2007 through January 14, 2008 (the “Standstill Period”), the Debtors operated under the Standstill Agreement, and during that time, attempted to restructure the Hillside Notes. Prior to the expiration of the Standstill Agreement, which was due to expire on its own terms on January 15, 2008, Hillside terminated the Standstill Agreement and demanded immediate payment of approximately $1.3 million of outstanding principal due on the Hillside Notes, and demanded payment of approximately $1.4 million of accrued interest due on the Hillside Notes within ten (10) days. At that time, Hillside further reasserted its allegation that the Debtors had breached the HSA Agreement. Hillside stated in its notice to the Debtors that if they failed to make the principal and interest payments then due on the Hillside Notes and cure the alleged breach within the specified periods, it would constitute an event of default under the HSA Agreement, which would entitle Hillside to accelerate repayment of the outstanding Hillside Notes. Based upon the Company’s cash position, the Company determined that it was not financially prudent to repay the $2.7 million demanded by and due to Hillside but would continue its efforts to negotiate a restructuring plan for the Hillside debt.

During and after the Standstill Period, the Debtors and Hillside engaged in negotiations over the terms of a consensual restructuring. Several different proposals were presented and considered by the Debtors’ management (the “Management”) and Ampex’s board of directors (the “Board”). The Debtors also analyzed several other possibilities for reorganizing its capital structure. On January 29, 2008, Hillside delivered a revised restructuring proposal (as the same was amended or modified from time to time, the “Hillside Term Sheet”). The Board and Management reviewed the Hillside Term Sheet and determined that it presented the best option for a consensual restructuring of the Hillside Notes and the best opportunity to maximize value for the Debtors’ stakeholders and perhaps the only opportunity to realize the value of Ampex’s unlicensed Patents. The Plan is based substantially on the Hillside Term

Sheet, as amended during the course of the Debtors’ and Hillside’s negotiations. A summary of the terms of the Plan is contained in Article VI of this Disclosure Statement, and the Plan is attached hereto as Exhibit 1.

Following extensive negotiations with Hillside and certain holders of the Senior Secured Notes (each, a “Consenting Senior Secured Noteholder”), representing approximately [80]% in amount of the outstanding Senior Secured Notes, on March 31, 2008, the Debtors announced that they had entered into a plan support agreement, dated March 30, 2008 (as amended, the “Plan Support Agreement”), with the Consenting Senior Secured Noteholders and Hillside. (A copy of the Plan Support Agreement is attached hereto as Exhibit 2). Pursuant to the terms of the Plan Support Agreement, Hillside and the Consenting Senior Secured Noteholders agreed to support the Plan upon the satisfaction of certain conditions. Moreover, the Debtors believe that the Plan provides for appropriate treatment of all Classes of Claims and Interests, taking into account the valuation of the Company and the differing natures and priorities of the Claims and Interests.

ARTICLE V.

REASONS FOR THE SOLICITATION; RECOMMENDATION

Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of impaired Claims against the Debtors in each Class of impaired Claims must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. An impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds in amount of the Claims in such Class actually voting on the Plan have voted to accept it, and (b) more than one-half in number of the holders in such Class actually voting on the Plan have voted to accept it (such votes, the “Requisite Acceptances”).

In light of the significant benefits to be attained by the Debtors and the Debtors’ creditors pursuant to consummation of the transactions contemplated by the Plan, the Debtors’ recommend that all holders of Claims in those Classes entitled to vote to accept the Plan. The officers and directors of each of the Debtors (collectively, the “Company Boards”) have reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors businesses operations, creditors, and shareholders. These alternatives include liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code or an alternative reorganization under chapter 11 of the Bankruptcy Code. The Debtors’ determined, after consulting with their legal and financial advisors, that the Plan, if consummated will maximize the value of these estates for stakeholders, as a result of the compromises and settlements embodied therein, than would any other out of court refinancing scenario reasonably available, any other chapter 11 reorganization strategy or a liquidation under chapter 7 or 11. For all of these reasons, the Debtors’ officers and directors support the Plan and urge the holders of Claims entitled to vote on the Plan to accept and support it.

ARTICLE VI.

THE PLAN

6.1	Overview of Chapter 11.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

In general, a chapter 11 plan of reorganization (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the reorganization of the debtor and required or permitted by the Bankruptcy Code.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a plan may not be solicited after the commencement of the Reorganization Cases until such time as the court has approved the Disclosure Statement as containing adequate information. Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. To satisfy applicable disclosure requirements, the Debtors are submitting this Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan.

6.2	Settlement of Certain Inter-Creditor Issues.

The treatment of Claims against and Interests in the Debtors under the Plan represents, among other things, the settlement and compromise of certain inter-creditor disputes.

6.3	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

The Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims and Allowed Interests under the Plan. On the Effective Date: (a) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guarantees by a Debtor with respect to Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation; (c) each Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall be deemed a single Claim against, and a single obligation of, the consolidated Debtors; and (d) all Intercompany Claims shall be deemed eliminated as a result of the substantive consolidation of the Debtors, and therefore holders thereof shall not be entitled to vote on the Plan, or receive any Plan Distribution or other allocations of value. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in Section 2.2 of the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structure of the Reorganized Debtors, or (b) affect any obligations under any leases or contracts assumed in the Plan or otherwise after the Commencement Date.

6.4	Claims Between Debtors and Non-Debtor Affiliates.

Any Claim against a Debtor held by its non-Debtor affiliate, and any Claim held by a Debtor against its non-Debtor affiliate, including not less than $1,525,000 owed in the aggregate by Ampex Great Britain Limited and Amex Japan Limited to Data Systems, shall survive unimpaired and unaffected by entry of the Confirmation Order and Effective Date, irrespective of whether such Claim is owed for a transaction or event occurring before or after the Commencement Date.

6.5	Limitations of Distributions to Equity Interests.

No Plan Distributions shall be made on account of any Interests in any Debtor regardless of whether such Interests are held by a Person which is not a Debtor; provided, however, that any Debtor that owns Interests in another Debtor shall retain such Interests. As part of the settlement and compromises set forth herein, holders of Allowed Existing Common Stock Interests that do not object to confirmation of the Plan will receive Distribution Rights, as set forth in Section 5.7 of the Plan.

If the Plan is Confirmed, pursuant to Section 5.7 of the Plan, a portion of the recovery of the holders of Class 4 Claims will be reallocated to the holders of Existing Common Stock Interests who do not object to Confirmation of the Plan.

6.6	The Pension Plans.

Under ERISA, Ampex and the members of its controlled group are jointly and severally liable to PBGC for unfunded benefit liabilities, as defined in 29 U.S.C. § 1301(a)(18),

if any of the Pension Plans terminate. In addition, Ampex and members of its controlled group are jointly and severally liable for the contributions necessary to satisfy ERISA’s minimum funding standards (“Minimum Funding Contributions”). See 29 U.S.C. §§ 1082 and 1362(c); 26 U.S.C. § 412. Also, Ampex and members of its controlled group are jointly and severally liable for premiums, interest, and penalties imposed by ERISA for plans covered by Title IV or ERISA. See 29 U.S.C. § 1307(a), (b), (e); 29 C.F.R. § 4007.12(a).

Ampex intends to continue the Pension Plans, fund the Pension Plans in accordance with the minimum funding standards under the Internal Revenue Code and ERISA, pay all required PBGC insurance premiums, and continue to administer and operate the Pension Plans in accordance with the terms of the Pension Plans and provisions of ERISA. Ampex’s reorganization proceedings, and, in particular, the Plan of Reorganization, shall not be in any way construed as discharging, releasing or relieving Ampex, the reorganized Ampex, or any party, in any capacity, from any liability with respect to the Pension Plans under any law or regulatory provision relating to the Pension Plans. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan of Reorganization or the Plan’s confirmation; provided, however, that no provision herein or in the Plan shall nullify or void the provisions or the effect of the Bar Date Order, or the provisions of the Plan regarding creditors’ obligations to file timely an Administrative Expense Claim.

The Pension Plans will not be terminated pursuant to the Plan. In an effort to manage the Debtors’ postpetition minimum funding obligations to the Pension Plans, Hillside will make all Required Contributions to the Pension Plans prior to the Effective Date in accordance with the Amended HSA Agreement (as defined below). On and after the Effective Date, the Reorganized Debtors shall remain primarily liable for the Required Contributions and will remain the sponsor of the Pension Plans. There will be no change, modification or termination of the PBGC Agreement or the joint and several liability of the parties thereto. Although Hillside will remain a fiduciary with respect to the investment of all of the assets of the Pension Plans, Hillside is not and shall not be a fiduciary with respect to the Existing Common Stock held by the Pension Plans. Instead, the United States Trust Company is and will remain a fiduciary with respect to such interests.

On or prior to the Effective Date, the HSA Agreement shall be amended to, among other things, provide greater clarity with respect to the Reorganized Debtors’ obligations to fund the Required Contributions (the “Amended HSA Agreement”), the terms of which will be no less favorable to the Reorganized Debtors than those that are set forth on Exhibit B to the Plan annexed hereto. In addition, the Amended HSA Agreement shall provide that Hillside shall be deemed to have provided a Tranche D Loan upon the payment of a postpetition or post-Effective Date Required Contribution made to the Pension Plans in the principal amount of each such Required Contribution, provided, however, that once the outstanding Loans (as defined herein) under the Credit Agreement total $25 million, Hillside shall receive New Preferred Stock in lieu of a deemed Tranche D Loan in exchange for a postpetition or post-Effective Date Required Contribution made to the Pension Plans. The terms of the New Preferred Stock are summarized in Section 6.8(c) herein.

6.7	Overview of the Plan.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims (other than those that do not need to be classified) into six (6) separate Classes and separates the Interests into two separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.

This section summarizes the treatment of each of the Classes of Claims and Interests under the Plan, describes the capital structure of the Reorganized Debtors, and describes other provisions of the Plan. Only holders of Allowed Claims — Claims that are not in dispute, contingent, or unliquidated in amount and are not subject to objection or estimation—are entitled to receive distributions under the Plan. For a more detailed description of the definition of “Allowed,” see Article I of the Plan. Until a Disputed Claim or Interest becomes Allowed, no distribution of Cash, securities and/or other instruments or property otherwise available to the holder of such Claim or Interest will be made.

The Plan is intended to enable the Debtors to continue present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Debtors believe that they will be able to perform their obligations under the Plan and meet their expenses after the Effective Date without further financial reorganization. Also, the Debtors believe that the Plan permits fair and equitable recoveries, while expediting the reorganization of the Debtors.

The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date will be the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified in Section 11.2 of the Plan have been satisfied or waived and the parties have consummated the transactions contemplated by the Plan.

The Debtors anticipate that the Effective Date will occur prior to the Fall of 2008. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Reorganized Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified.

All Claims and Interests, except Administrative Expense Claims, Fee Claims and Priority Tax Claims, are placed in the Classes set forth in Article IV of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims of the Debtors have not been classified, and the holders thereof are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

(a)	Unclassified Claims.

(1)	Administrative Expense Claims.

Time for Filing Administrative Expense Claims: The holder of an Administrative Expense Claim, other than the holder of:

a.	A Fee Claim;

b.	an Administrative Expense Claim that has been Allowed on or before the Effective Date;

c.	an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor on or after the Effective Date;

d.	an Administrative Expense Claim on account of fees and expenses incurred on or after the Commencement Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

e.	Claims for indemnification, contribution, or advancement of expenses pursuant to (A) any Debtor’s certificate of incorporation, by-laws, or similar organizational document or (B) any indemnification or contribution agreement approved by the Bankruptcy Court;

f.	an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Commencement Date of a type (or pursuant to an employee benefit plan or program) approved by the Bankruptcy Court; or

g.	an Administrative Expense Claim for fees of the United States Trustee arising under 28 U.S.C. § 1930,

must file with the Bankruptcy Court and serve on the Debtors, the Creditors’ Committee and the Office of the United States Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of

Administrative Expense Claim must include at a minimum (i) the name of each Debtor that is purported to be liable for the Administrative Expense Claim, (ii) the name of the holder of the Administrative Expense Claim, (iii) the amount of the Administrative Expense Claim, (iv) the basis of the Administrative Expense Claim, and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Treatment of Administrative Expense Claims: Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by the Debtors in the ordinary course of business, with the consent of the Consenting Holders, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such transactions.

(2)	Fee Claims.

Time for Filing Fee Claims: All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred no later than [forty-five (45)] days after the Effective Date. FAILURE TO FILE AND SERVE SUCH FEE APPLICATION TIMELY AND PROPERLY SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

Treatment of Fee Claims: A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 3.2(a) of the Plan shall be payable to the extent approved by order of the Bankruptcy Court. On the Effective Date, to the extent known, the Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or disallowed by Final Order. The provisions of Section 3.2 shall not apply to Fee Claims of the Indenture Trustee, which instead are governed by Section 7.7 of the Plan.

(3)	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ discretion and with the consent of the Consenting Holders, either (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim, or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Commencement Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

(b)	Classification of Claims and Interests.

(1)	Priority Non-Tax Claims (Class 1).

Treatment: The legal, equitable and contractual rights of the holders of Class 1 Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Non-Tax Claim becomes an Allowed Claim, the holder of such Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Claim.

Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept the Plan and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

(2)	Senior Secured Note Claims (Class 2).

Allowance: On the Effective Date, the Senior Secured Note Claims shall be deemed Allowed Claims in the aggregate amount of [$6,900,000] plus interest, fees and expenses, for the purposes of the Plan and these Reorganization Cases.

Treatment: On the Effective Date, except to the extent that a holder of a Senior Secured Note Claim agrees to a different treatment the holder of such Senior Secured Note Claim shall be entitled to receive, in full and final satisfaction of such Senior Secured Note Claim, its Pro Rata Share of (a) Cash in an aggregate amount equal to 50% of the Allowed Senior Secured Note Claims (i.e., $[            ]), plus (b) Amended Senior Secured Notes, issued pursuant to the Amended Senior Secured Note Indenture substantially in the form annexed hereto as Exhibit C, in aggregate principal amount equal to 50% of the Allowed Senior Secured Note Claims (i.e., $[                    ]).

Voting: The Senior Secured Note Claims are impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan. The vote of the holders of the Senior Secured Note Claims will be solicited with respect to the Senior Secured Note Claims.

(3)	Other Secured Claims (Class 3).

Treatment: The legal, equitable and contractual rights of the holders of Class 3 Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Other Secured Claim becomes an Allowed Claim, the holder of such Allowed Other Secured Claim shall receive, at the election of the Debtors: (a) Cash in an amount equal to such Claim; or (b) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto in the discretion of the applicable Debtor or Reorganized Debtor, and with the consent of the Consenting Holders, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided in the Plan. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

(4)	Hillside Secured Claims (Class 4).

Allowance: On the Effective Date, the Hillside Secured Claim shall be deemed an Allowed Claim in the amount of $11,000,000.00, for the purposes of the Plan and these Reorganization Cases.

Treatment: On the Effective Date, in full and final satisfaction of the Hillside Secured Claim, the Reorganized Debtors shall incur the Tranche A Loan Obligations in the aggregate original principal amount of $10,500,000.00.

Voting: The Hillside Secured Claim is an impaired Claim, and Hillside is entitled to vote to accept or reject the Plan and the vote of Hillside will be solicited with respect to the Hillside Secured Claim.

(5)	General Unsecured Claims (Class 5).

Allowance: On the Effective Date, the Hillside Unsecured Deficiency Claim shall be deemed an Allowed General Unsecured Claim in the amount of $[41.7] million, for the purposes of the Plan and these Reorganization Cases.

Treatment:

(i) Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, the holder of such Allowed General Unsecured Claim shall be entitled to receive, in full and final satisfaction of such General Unsecured Claim, its Pro Rata Share of the Unsecured Claim Distribution. Distributions of New Common Stock shall be made on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a General Unsecured Claim becomes an Allowed Claim; provided, however, that distributions of New Common Stock to holders of Allowed General Unsecured Claims who have duly executed and delivered the New Stockholders Agreement on or prior to the Effective Date, shall be made on the Effective Date.

(ii) Alternatively, subject to the occurrence of the Effective Date, each holder of an Allowed General Unsecured Claim may elect, on such holder’s ballot for voting on the Plan, to receive the lesser of (a) $5,000 and (b) Cash equal the value, as of the Effective Date, of the New Common Stock to which a holder of an Allowed General Unsecured Claim is entitled under the Plan on account of such Claim (as defined in the Plan, the “Lump Sum Cash Payment”), in lieu of any distribution such holder would otherwise have been entitled to receive pursuant to Section 5.5(b)(i) of this Plan, in full satisfaction of any and all Plan Distributions to be made on account of such Allowed General Unsecured Claim.

Election of the Lump Sum Cash Payment is neither intended to provide, nor necessarily would it provide, holders of Allowed General Unsecured Claims who make such election with the equivalent of the value of the New Common Stock such holder would otherwise have received. The Debtors believe that the Valuation performed by CM&D, described in Section [7.2] herein, and the Debtors’ estimates of the total amount of outstanding General Unsecured Claims that will be Allowed on the Effective Date, provide an adequate basis from which to calculate the percentage of recovery to holders of Allowed General Unsecured Claims. Nevertheless, in the event a significant number in amount of Allowed General Unsecured Claims elect the Lump Sum Cash Payment, which payment may be less than the Cash value, as of the Effective Date, of the New Common Stock that the holder of such Allowed General Unsecured Claim would have been entitled to if it had not elected to receive a Lump Sum Cash Payment, the total percentage of recovery by holders of Allowed Non-Election General Unsecured Claims may be greater than the amounts projected herein. The Plan includes the Lump Sum Cash Payment election to provide the holders of Allowed General Unsecured Claims with an alternative for immediately liquidating all or a substantial portion of their entitlement to the New Common Stock into Cash for a fixed price and without related costs of future liquidation. Further, by making the election to receive a Lump Sum Cash Payment the holder of such Allowed General Unsecured Claim eliminates the risk associated with the ability to divest the New Common Stock in the future.

Voting: The General Unsecured Claims are impaired Claims, and the holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan. The votes of holders of Class 5 Claims will be solicited with respect to such Claims.

(6)	Existing Common Stock (Class 6).

Treatment: Shares of Existing Common Stock shall be cancelled and holders of Existing Common Stock Interests shall not be entitled to any distribution under the Plan;

provided, however, that, as part of a settlement and compromise embodied in the Plan, each holder of an Existing Common Stock Interest that does not object to confirmation of the Plan shall, within [10] Business Days of the CPR Administrator’s receipt of the Initial Company Notice (as defined in the CPR Agreement), receive a CPR Administrator Rights Notice setting forth such holder’s right to receive its Pro Rata Percentage of the CPR Distributions, subject to the terms and conditions of the CPR Agreement.

Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Common Stock Interests are conclusively presumed to reject the Plan. The votes of such holders will not be solicited with respect to such Interests.

(7)	Existing Securities Laws Claims (Class 7).

Treatment: Holders of Existing Securities Laws Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Laws Claims.

Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Laws Claims are conclusively presumed to reject the Plan and the votes of such holders will not be solicited with respect to such Existing Securities Laws Claims.

(8)	Other Existing Interests (Class 8).

Treatment: All Other Existing Interests shall be cancelled, provided, however, that any Debtor that owns Other Existing Interests in another Debtor shall retain such Other Existing Interests. Holders of Other Existing Interests shall not receive or retain any distribution under the Plan on account of such Other Existing Interests.

Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Other Existing Interests are conclusively presumed to reject the Plan and the votes of such holders will not be solicited with respect to such Other Existing Interests.

6.8	Summary of Capital Structure of Reorganized Debtors.

The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for their post- Effective Date working capital needs. The anticipated principal terms of the following instruments are described in more detail below. The summaries of the Reorganized Debtors’ capital structure are qualified in their entirety by reference to the Plan and the applicable Plan Documents.

Instrument	Description
Amended Senior Secured Notes	The principal amount of the Amended Senior Secured Notes will equal 50% of the Allowed Senior Secured Note Claims (which includes (a) all accrued but unpaid interest through the Effective Date, (b) fees and (c) expenses) secured by a first priority lien on substantially all of the assets of the Reorganized Debtors. The Amended Senior Secured Notes will bear interest at a rate of 12% per annum payable in cash on the due dates set forth in the Amended Senior Secured Notes and will have a maturity date on the date that is twelve (12) months after the Effective Date. The Amended Senior Secured Notes will amortize ahead of the Loans (as such term is defined below) outstanding under the Credit Agreement. Until such time as the Amended Senior Notes are indefeasibly repaid in full, the obligations due under the Credit Agreement shall be subordinate to the Amended Senior Secured Notes and subject to certain terms and restrictions regarding prepayment, payment of interest, and maturity.

Credit Agreement	Pursuant to the Credit Agreement, Hillside shall provide Reorganized Ampex certain loans on account of the Hillside Secured Claim and certain exit financing. The Credit Agreement shall provide for the Tranche A Loan, Tranche B Loan, Tranche C Loans and Tranche D Loans (each as described below, collectively, the “Loans”) in an aggregate principal amount of up to $25 million pursuant to the terms of Section 2.01 of the Credit Agreement, annexed to the Plan as Exhibit E. The Loans shall bear interest at ten percent (10%) per annum. The Loans shall be guaranteed by the Subsidiary Guarantors (as such term is defined in the Credit Agreement). The obligations of Reorganized Ampex shall be secured by a second priority and subordinate lien on substantially all of the Debtors’ assets.

• Tranche A Loan	The Tranche A Loan shall be in the aggregate principal amount of $10.5 million (the “Tranche A Commitment”) issued in full and final satisfaction of the Hillside Secured Note Claim.. Tranche A Loan Obligations repaid or prepaid may not be reborrowed. The outstanding principal amount of the Tranche A Loan shall be repaid in accordance with the schedule set forth in Section 2.06(a)(i) of the Credit Agreement beginning in 2010 through 2014 in the amount of $2.1 million per year.

Instrument	Description
• Tranche B Loan	The Tranche B Loan shall be in the aggregate principal amount of $4 million (the “Tranche B Commitment”). The outstanding principal amount of the Tranche B Loan shall be repaid in accordance with the schedule set forth in Section 2.06(a)(ii) of the Credit Agreement beginning in 2010 through 2014 in the amount of $800,000 per year.

• Tranche C Loan	The Tranche C Loans shall be in the aggregate principal amount of initially not more than $1 million (the “Tranche C Commitment”). The Reorganized Debtors may borrow from time to time during the Tranche C Availability Period (as such term is defined in the Credit Agreement). Each Tranche C Loan shall be in an amount equal to $100,000 or a larger multiple of $100,000 provided, that a Tranche C Loan may be in an amount that is equal to the entire unused balance of the Trance C Commitment. The Reorganized Debtors shall notify Hillside of any request for a Tranche C Loan no later than seven (7) Business Days before the date of the proposed Tranche C Loan. Such request shall include the amount of the requested loan, the date of the loan and the location and number of the account to and which funds are to be disbursed. The Tranche C Commitment shall terminate at 5 p.m., New York time, on the Quarterly Date (as defined in the Credit Agreement), nearest to [ ], 2009].

• Tranche D Loan	The HSA Agreement shall be amended to provide that a Tranche D Loan under the Credit Agreement shall be deemed to have been made by Hillside to the Reorganized Debtors upon Hillside’s payment of a postpetition or post-Effective Date Required Contribution under the Pension Plans, if any, or if the Pension Plans are terminated, the termination liability, but in no event shall such Tranche D Loans exceed in the aggregate such amount that would cause the aggregate outstanding principal amount of the Credit Agreement to exceed $25 million (the “Tranche D Commitment”). The outstanding principal amount of the Tranche D Loan shall be repaid in five (5) annual installments equal to twenty percent (20%) of the initial outstanding amount of such Tranche D Loan commencing on the Quarterly Date immediately following the date that is the second anniversary of the date on which such Tranche D Loan is deemed to have been made and continuing for four (4) corresponding annual Quarterly Dates thereafter.

Instrument	Description
New Preferred Stock	On the Effective Date the Reorganized Debtors will be authorized to issue [#] shares of New Preferred Stock, par value [$0.01], to be issued to Hillside pursuant to the terms of the Amended HSA Agreement, in exchange for a postpetition or post-Effective Date payment of the Required Contributions to the Reorganized Debtors’ Pension Plans in the event the aggregate outstanding amount under the Credit Agreement is greater than $25 million. The New Preferred Stock will [have a sixteen percent (16%) accruing dividend.]

New Common Stock	On the Effective Date, Ampex will be authorized to issue [ ] shares of New Common Stock, par value [$0.01], which will be issued to the holders of Allowed Class 5 Non-Election General Unsecured Claims.

(a)	Description of Amended Senior Secured Notes.

The Amended Senior Secured Notes in the aggregate principal amount of approximately $[3.45] million will be secured by a first priority lien on substantially all of the assets of the Reorganized Debtors (subject to certain permitted liens). Among other customary excluded assets, the pledge of any Debtor’s interest in a foreign Subsidiary, will be limited to 65% of such Subsidiary’s voting stock. The Amended Senior Secured Notes will be issued pursuant to the Amended Senior Secured Note Indenture, with Ampex Corporation as borrower, and its affiliated Reorganized Debtors as guarantors. The terms of the Amended Senior Secured Notes will be no less favorable to the Reorganized Debtors than those that are set forth on Exhibit C to the Plan annexed hereto. The Amended Senior Secured Notes will bear interest at a rate of 12% per annum payable in cash on the due dates set forth in the Amended Senior Secured Notes and will have a maturity date on the date that is twelve (12) months after the Effective Date. The Amended Senior Secured Notes shall be senior to all current and/or future indebtedness of the Company (other than certain permitted pari passu indebtedness). All other indebtedness of the Company (other than certain permitted indebtedness) shall be subordinate and junior to the prior indefeasible payment in full in cash of the Amended Senior Secured Notes. The Amended Senior Secured Notes will amortize ahead of all payments on account of interest or principal due under the Credit Agreement. The Amended Senior Secured Notes Indenture will provide that all excess cash flow of the Reorganized Debtors shall be used to pay interest and amortize principal of the Amended Senior Secured Notes prior to any payments of interest and principal on all other debt; provided that a portion of the available cash after paying interest on the Amended Senior Secured Notes may be retained for working capital (including for payment of the Debtor’s current pension obligations) in accordance with a budget acceptable to the holders of the Amended Senior Secured Notes and to pay interest payments on the Loans subject to the subordination provisions contained in the Intercreditor Agreement and the restrictions in the Amended Senior Secured Note Indenture of the Loans summarized below.

Notwithstanding anything herein to the contrary, until such time as the Amended Senior Notes are indefeasibly repaid in full: (i) each of the Loans shall have a maturity date not earlier than eighteen (18) months following the Effective Date, but in no event less than six (6) months following the maturity of the Amended Senior Secured Notes; (ii) there shall be no prepayment of any of the Loans; (iii) payment of regular scheduled interest payments on account of the Loans that are due on the same date as an interest payment on account of the Amended Senior Secured Notes shall be permitted, provided, however, that (a) such interest payment due on account of the Amended Senior Secured Notes shall be paid first and in full, (b) there are no existing Events of Default (as such term is defined in the Amended Senior Secured Notes Indenture), and (c) the Company is not insolvent and will maintain a minimum of $3 million in available liquidity after payment of all interest due and payable on account of the Amended Senior Secured Notes and each of the Loans, and excluding any cash reserved for working capital purposes after giving effect to such interest payments; and (iv) any payments received in breach of the terms of the subordination agreement shall be held in trust and immediately turned over to the holders of the Amended Senior Secured Notes.

The Amended Senior Secured Note Indenture includes various affirmative and negative covenants that require the Reorganized Debtors to comply with ongoing obligations and restrict their businesses in various ways, [until the obligations thereunder are satisfied]. This summary is subject to and is qualified in its entirety by reference to the provisions of the Amended Senior Secured Note Indenture, in form and substance as may be acceptable to the Reorganized Debtors, Hillside and the Consenting Senior Secured Noteholders.

(b)	Description of the Credit Agreement.

The Credit Agreement shall provide for the Tranche A Loan, Tranche B Loan, Tranche C Loans and Tranche D Loans in an aggregate amount of up to $25 million pursuant to the terms of the Credit Agreement. The Tranche A Loan shall be in the aggregate principal amount of $10.5 million and shall constitute payment in full and final satisfaction of the Hillside Secured Claim. The Tranche B Loan shall be in the aggregate principal amount of $4 million and the Tranche C Loans shall be in the aggregate initial principal amount of up to $1 million, and together constitute commitments by Hillside to fund the Debtors’ exit financing needs. The Tranche D Loans shall be incurred in connection with Hillside’s payment of a postpetition or post-Effective Date Required Contribution to the Pension Plans pursuant to the Amended HSA Agreement and shall not exceed in the aggregate such amount that would cause the aggregate outstanding principal amount of the Loans outstanding under the Credit Agreement to exceed $25 million. The Loans shall each bear interest at ten percent (10%) per annum. Accrued interest on each Loan shall be payable in arrears on each Quarterly Date and in the case of the

Tranche C Loans, also upon termination of the Tranche C Commitment. All interest shall be computed on the basis of a 360 day year and payable for the actual number of days elapsed (including the first day but excluding the last). Any prepayment of a Tranche A Loan, Tranche B Loan or Tranche D Loan shall be applied to reduce the subsequent scheduled repayments of such Loan. The Lender may request that the Loans under the Credit Agreement be evidenced by a promissory note. Any prepayment of the Loans shall be applied:

first, to the ratable payment of the outstanding principal of the Tranche C Loans;

second, to the payment of the outstanding principal of the Tranche B Loan;

third, to the payment of the outstanding principal of the Tranche A Loan; and

fourth, to the ratable payment of the outstanding principal of the Tranche D Loans (provided that, to the extent that at the time of such prepayment there are Tranche D Loans outstanding with different Final Maturity Dates (as defined in the Credit Agreement), such principal shall be applied first to repay the Tranche D Loans with the earliest Final Maturity Dates).

The Credit Agreement includes various affirmative and negative covenants that require the Reorganized Debtors to comply with ongoing obligations and restrict their businesses in various ways. These covenants remain in effect until (i) the Commitments (as defined in the Credit Agreement) have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and (ii) Hillside and certain of its affiliates no longer have any obligations to make Required Contributions and no longer are liable in respect of Termination Liabilities (as defined in the Credit Agreement) under the HSA Agreement.

Reorganized Ampex and each of the Subsidiary Guarantors shall jointly and severally guarantee to Hillside, each of the holders of a Guaranteed Obligation (as such term is defined in the Credit Agreement) and its successors and assigns prompt payment in full of principal and interest on the Loans and all fees, indemnification payments and other amounts arising under the Credit Agreement or any other agreement entered into pursuant to the Credit Agreement, whether direct or indirect, absolute or contingent.

Subject to the terms of the Credit Agreement, and the exhibits thereto, the obligations of Reorganized Ampex and its Subsidiary Guarantors shall be secured by a second priority and subordinate lien on substantially all of the Reorganized Debtors’ assets.

(c)	Description of New Preferred Stock.

On the Effective Date the Reorganized Debtors will be authorized to issue [__] shares of New Preferred Stock, par value [$0.01], to be issued to Hillside pursuant to the terms of the Amended HSA Agreement, in exchange for a postpetition or post-Effective Date payment of the Required Contributions to the Pension Plans once the aggregate amount of outstanding Loans under the Credit Agreement exceeds $25 million. The New Preferred Stock will have a sixteen percent (16%) accruing dividend.

(d)	Description of New Common Stock.

The Reorganized Debtors will be authorized to issue [#] of shares of New Common Stock, with par value of [$0.01] per share, to be issued to the holders of Allowed Non-Election General Unsecured Claims, in accordance with Section 7.8 of the Plan.

(e)	Description of the CPR Distributions.

Pursuant and subject to the terms of the CPR Agreement, each holder of an Existing Common Stock Interest that does not object to confirmation of the Plan shall receive a CPR Administrator Rights Notice setting forth such holder’s Distribution Rights and entitlement to CPR Distributions in an amount equal to its Pro Rata Percentage of the CPR Distributions. If any holders of Existing Common Stock Interests object to confirmation of the Plan and accordingly are not entitled to receive Distribution Rights, the total of the CPR Distributions that may be paid shall be reduced by a proportionate amount and the portion that would otherwise have been distributed to holders that object to confirmation will instead be retained by Reorganized Ampex. A holder of Distribution Rights, subject to the terms of the CPR Agreement, may only sell, assign or transfer all or any portion of such rights to such holder’s Permitted Transferees (as such term is defined in the CPR Agreement). For the avoidance of doubt, a Permitted Transferee (as such term is defined in the CPR Agreement) with respect to a holder of Distribution Rights that is an individual shall include (i) such holder’s Family Members (as such term is defined in the CPR Agreement), (ii) a revocable trust created for the benefit of the holder of such Distribution Rights, or any of his or her Family Members; and (iii) the estate, executor, administrator, personal representative, devisee, or legatee of such holder of Distribution Rights.

As described in the CPR Agreement, the CPR Distributions are contingent payments that will be subject to Reorganized Ampex achieving certain financial targets. The holders of the Distribution Rights shall receive the CPR Distributions at such time as the

(i)	the consolidated revenue that Reorganized Ampex and its wholly owned subsidiaries receives from royalty payments on licenses of patents that have been issued based on applications having an effective filing date prior to the Effective Date that were not revenue bearing as of the Effective Date (the “Existing Patents”), including any interest accrued on such royalty payments (less any expenses arising out of or associated with such licenses, including applicable taxes assessed on income from such licenses and fees for maintenance of the Existing Patents) after the effective date of each such license;

(ii)	the consolidated revenue that Reorganized Ampex and its wholly owned subsidiaries receives from the sale or transfer of Existing Patents (less any expenses arising out of or associated with such sale or transfer of Existing Patents, including all applicable taxes);

(iii)	the consolidated revenue that Reorganized Ampex and its wholly owned subsidiaries receives from any securitization of royalties or other payments from licenses of Existing Patents;

(iv)	the consolidated revenue that Reorganized Ampex and its wholly owned subsidiaries receives from any monetary damages received as a result of infringement litigation asserting an Existing Patent; and

(v)	in the event that Reorganized Ampex or any of its affiliates (other than Ampex Data Systems Corporation or its successors) uses the Existing Patents, such revenue Reorganized Ampex would have received had it licensed such Existing Patents to an unaffiliated third party in an arm’s-length transaction

(the “Net New Patent Revenue”); provided, however, that Net New Patent Revenue shall not include revenue from licenses that bear revenue as of the Effective Date, exceeds $83,846,915, which amount includes (w) the dollar amount of any Loans outstanding under the Credit Agreement as of the Effective Date, (x) the amount which is projected to fund five (5) years of Required Contributions under the Pension Plans commencing on the Effective Date, (y) the dollar amount equal to the aggregate liquidation preference of New Preferred Stock outstanding as of the Effective Date multiplied by the price per share of such New Preferred Stock as of the Effective Date, and (z) $15 million. On any Distribution Date (as such term is defined in the CPR Agreement), the CPR Distributions made by Reorganized Ampex shall be fifty percent (50%) of such Net New Patent Revenue in excess of the sum of (w), (x), (y) and (z), less the amount Reorganized Ampex incurred as expenses under this Agreement or paid to the CPR Administrator as compensation or expense reimbursement pursuant to this Agreement.

To receive Distribution Rights, each holder shall surrender to the CPR Administrator (i) certificates representing its shares of Cancelled Common Stock (as such term is defined in the CPR Agreement) (or an affidavit of loss and indemnity satisfactory to the CPR Administrator with respect to any lost, stolen, mutilated or destroyed certificates) or (ii) to the extent such Cancelled Common Stock is not certificated, other instruments evidencing such Cancelled Common Stock satisfactory to the CPR Administrator within 60 days of receipt of the CPR Administrator Rights Notice. In the event that any holder of Distribution Rights fails to surrender to the CPR Administrator certificates or other instruments evidencing Cancelled Common Stock pursuant to Section 3(d) of the CPR Agreement, the Cancelled Common Stock evidenced by such certificates or other instruments held by such Right Holder shall be deemed a Disputed Existing Common Stock Interest and shall be subject to the terms set forth in Section 5 of the CPR Agreement.

Holders of the Distribution Rights shall be entitled to receive periodic statements from Reorganized Ampex setting forth the value, if any, of the Distribution Rights and the amount of the Net New Patent Revenue. Such statement shall be distributed by the CPR Administrator not later than fifteen (15) days following each Distribution Date, approved by Reorganized Ampex’s board of directors and certified by its Chief Financial Officer.

(f)	Corporate Structure of Reorganized Debtors.

1.	Reorganized Ampex.

On the Effective Date, Ampex’s Amended Certificate of Incorporation and By-Laws, both in the forms as may be acceptable to the Debtors, will be automatically authorized and approved and Reorganized Ampex will file the Amended Certificate of Incorporation with the Secretary of State of Delaware on the Effective Date. The Amended Certificate of Incorporation and By-Laws are attached to the Plan as Exhibits G and H, respectively. The Amended Certificate of Incorporation will, among other things: (a) authorize issuance of [            ] shares of New Common Stock ([            ], which shall be issued to the holders of Allowed Non-Election General Unsecured Claims in Class 5, in accordance with Section 7.8 of the Plan; (b) include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities; (c) to the extent necessary or appropriate, include any restrictions on the transfer of the New Common Stock; and (d) to the extent necessary or appropriate, include such provisions as may be necessary to effectuate the Plan.

6.9	Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Equity Interests.

(a)	Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Allowed Claims in such Class that have voted on the Plan. A Class of Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds ( 2/3) of the Interests in such Class that actually vote on the Plan.

(b)	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown”.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

(c)	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(d)	Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

(e)	Confirmation of All Cases.

Except as otherwise specified in the Plan, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, in their sole discretion and with the consent of the Consenting Holders, may at any time waive Section 6.5 of the Plan.

6.10	Means for Implementation.

(a)	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its sole and exclusive discretion, may take such action as permitted by applicable law and the Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing (a) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate, (b) a Reorganized Debtor to be dissolved, (c) the legal name of a Reorganized Debtor to be changed, or (d) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section 7.1(a) of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and causes of action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order; provided, further, that the Reorganized Debtors shall consult with Hillside in their prosecution, compromise, and settlement of any Claims. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(b)	Plan Documents.

On the Effective Date, or as soon thereafter as reasonably practicable, the Reorganized Debtors shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further court, corporate, board or shareholder action or approval.

(c)	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under the Plan, and except as otherwise set forth in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, and any rights of the holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect; provided, however, that Section 7.3(a) of the Plan shall not apply to the HSA Agreement.

Notwithstanding Section 7.3(a) of the Plan, the applicable provisions of the Indenture shall continue in effect solely for the purposes of permitting the Indenture Trustee to: (i) make the distributions to be made to holders of Allowed Senior Secured Note Claims, as contemplated by Article V of the Plan; and (ii) maintain any rights and Charging Liens the Indenture Trustee may have for any fees, costs, expenses, and indemnification under the Indenture or other agreements until all such fees, costs, and expenses are paid pursuant to Section 7.7 of the Plan; provided, however, that such rights and Liens are limited to the distributions, if any, to the holders of the Allowed Senior Secured Note Claims. The holders of or parties to such cancelled (or converted, as applicable) instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation (or conversion, as applicable) thereof, except the rights provided pursuant to the Plan.

(d)	Officers and Board of Directors.

On the Effective Date, the boards of directors of the Reorganized Debtors shall consist of those individuals identified on Exhibit I to the Plan. Except as set forth in the Plan, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors of each Reorganized Debtor may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

On the Effective Date, the officers of the Reorganized Debtors shall consist of those individuals identified on Exhibit I to the Plan. The compensation arrangement for any insider of the Debtors that shall be an officer of a Reorganized Debtor is set forth on Exhibit I to the Plan.

(e)	Corporate Action.

1. On the Effective Date, the certificate of incorporation and by-laws of [each Debtor] shall be amended and restated in substantially the forms set forth in the Plan Supplement.

2. Any action under the Plan to be taken by or required of the Debtors, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws or the issuance of securities and instruments, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ board of directors.

3. The Debtors shall be authorized to execute, deliver, file, and record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. On the Effective Date, the New Common Stock will be transferred to the Disbursing Agent and the Disbursing Agent will hold the New Common Stock until distributions of same are made.

(f)	Authorization of Plan Securities.

On the Effective Date, the Debtors are authorized to issue or cause to be issued the Plan Securities in accordance with the terms of the Plan, without the need for any further corporate or shareholder action.

(g)	Rights of the Indenture Trustee.

The Indenture Trustee shall be entitled to an Administrative Expense Claim as provided for in, and subject to restrictions of, Section 7.7 of the Plan, and the Debtors shall not have any obligations to any Indenture Trustee, any agent or servicer (or to any Disbursing Agent replacing such Indenture Trustee, agent or servicer) for any fees, costs or expenses except as expressly set forth in Section 7.7 of the Plan. Prior to the date on which the Confirmation Hearing commences, the Indenture Trustee shall provide the Debtors with a statement of the Indenture Trustee’s actual fees and expenses (including the reasonable fees and expenses of counsel) through such date and projected expenses through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Debtors shall on the Effective Date, pay the Indenture Trustee’s reasonable and documented, out-of-pocket fees and expenses, in full, in Cash up to $30,000.00. Notwithstanding the foregoing, to the extent that the Debtors dispute any portion of the Indenture Trustee’s fees and expenses, the Debtor shall reserve and hold in a segregated account, on the Effective Date, an amount equal to such disputed amount and such dispute shall either be consensually resolved by the parties or presented to the Bankruptcy Court for adjudication. On the Effective Date, subject to the payment of the non-disputed portion of the Indentures Trustee’s expenses and the establishment of the reserve set forth in the preceding sentence with respect to any disputed portion of the Indenture Trustee’s expenses, all Liens of the Indenture Trustee in any Plan Distributions shall be forever released and discharged. Once the Indenture Trustee has completed performance of all of their duties set forth in the Plan or in connection with any distributions to be made under the Plan, if any, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations as the Indenture Trustee effective as of the Effective Date.

(h)	Issuance/Delivery of New Common Stock.

On the Effective Date, Reorganized Ampex will be authorized to issue the New Common Stock. On the Effective Date or as soon thereafter as reasonably practicable, Reorganized Ampex will issue or cause to be delivered to the Disbursing Agent for distribution in accordance with the terms of the Plan, the New Common Stock; provided, however, that Reorganized Ampex will not issue New Common Stock on behalf of Disputed General Unsecured Claims unless and until such Claims are Allowed in accordance with Section 9.2 of the Plan. Upon issuance, the New Common Stock will be held by the Disbursing Agent, in a segregated trust account or accounts, pending allocation and distribution by the Disbursing Agent to all Persons entitled to receive such New Common Stock pursuant to and in accordance with the terms of the Plan.

Certificates of New Common Stock shall bear a legend restricting the sale, transfer, assignment or other disposal of such shares, which restrictions are more fully set forth in the New Stockholders Agreement and the Amended Certificate of Incorporation of Reorganized Ampex and are more fully described in Section 12.2, herein. Certain certificates of New Common Stock issued to Restricted Foreign Holders (as defined in the Amended Certificate of Incorporation of Reorganized Ampex) shall also bear a legend notifying holders of such shares of New Common Stock that such holder’s voting rights may be nullified in the event of an inquiry or determination by the U.S. Department of Defense regarding foreign ownership of Reorganized Ampex and its possible effects on national security.

6.11	Distributions.

(a)	Distributions.

The Disbursing Agent shall make all Plan Distributions and the CPR Administrator shall distribute all Distribution Rights to the appropriate holders of such Claims or Interests or, in the case of the Senior Secured Note Claim Distribution, the Indenture Trustee. The Indenture Trustee shall deliver such distributions to the holders of the Senior Secured Note Claims in accordance with the provisions of the Plan and the terms of the Indenture or any other governing agreement. Notwithstanding the provisions of Section 7.3 of the Plan regarding the cancellation of the Indenture, the Indenture shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Secured Note Claims.

All Plan Distributions and distributions of Distribution Rights shall be made free and clear of all Liens, Claims and encumbrances, other than, in the case of the Senior Secured Note Claim Distribution, the Charging Liens.

(b)	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim; provided, however, that Section 8.2 of the Plan shall not apply to Senior Secured Note Claims, on which postpetition interest shall accrue.

(c)	Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Debtors may utilize periodic distribution dates to the extent appropriate, provided further that any Plan Distributions to (a) holders of Allowed Senior Secured Note Claims, and (b) holders of Allowed Non-Election General Unsecured Claims that have duly executed and delivered the New Stockholders Agreement, shall be made on the Effective Date. Plan Distributions to holders of Allowed General Unsecured Claims that elect to receive a Lump Sum

Cash Payment shall be made on the Effective Date, or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(d)	Distribution Record Date.

As of the close of business on the applicable Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtors, their respective agents, or the Indenture Trustee shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring after the close of business on the applicable Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and leases, the Debtors shall have no obligation to recognize or deal with any party other than the non-Debtor party to the underlying executory contract or lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount. The Debtors and the Indenture Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the applicable Distribution Record Date, to the extent applicable.

(e)	Disbursing Agent and the CPR Administrator.

All distributions under the Plan initially shall be made by the Debtors or the Disbursing Agent on and/or after the Effective Date as provided in the Plan. The CPR Administrator shall distribute CPR Administrator Rights notices to eligible holders setting forth such holders’ Distribution Rights. Neither the Disbursing Agent nor the CPR Administrator shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent or CPR Administrator is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Debtors or Reorganized Debtors.

(f)	Surrender of Cancelled Instruments or Securities.

As a condition precedent to any holder of a Senior Secured Note Claim receiving any Plan Distribution on account of an Allowed Senior Secured Note Claim, unless waived in writing by the Reorganized Debtors, the Indenture Trustee shall certify in writing to the Reorganized Debtors that (a) the holder of such Senior Secured Note Claim has properly tendered the Senior Secured Note(s) to be cancelled pursuant to the Plan in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent on the Effective Date or as promptly as practicable, which letter of transmittal will include customary provisions with respect to the authority of the holder of such Senior Secured Note(s) to act and the authenticity of any signatures required thereon, and (b) such Senior Secured Note has been marked as cancelled. Such certification of the Indenture Trustee shall be in form and substance reasonably satisfactory to the Reorganized Debtors and shall be distributed by the Disbursing Agent promptly after the Effective Date (a “Trustee Certification”).

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of a Trustee Certification will be resolved by the Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest.

Any Plan Distributions and any Cash to be distributed pursuant to the Plan on account of any such Senior Secured Note Claim shall, pending such certification by the Indenture Trustee, be treated as an undeliverable distribution pursuant to Section 8.7 of the Plan.

(g)	Failure to Surrender Cancelled Instruments.

Unless a Trustee Certification certifying that a holder of a Senior Secured Note Claim has surrendered, or is deemed to have surrendered, its Senior Secured Note(s) required to be tendered is received by the Disbursing Agent within one year after the Effective Date, such holder of a Senior Secured Note Claim shall have its Claim for a distribution pursuant to the Plan on account of such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors or their property. In such cases, any distribution on account of such Claim or Interest shall be disposed of pursuant to the provisions set forth in Section 8.8 of the Plan.

(h)	Lost, Stolen, Mutilated or Destroyed Debt Securities.

In addition to any requirements under the Indenture, or any related agreement, a Trustee Certification must be submitted to the Disbursing Agent regarding any document evidencing a Senior Secured Note Claim that has been lost, stolen, mutilated or destroyed, which Trustee Certification shall state that, in lieu of surrendering such certificate or security, the holder of such Senior Secured Note has provided evidence reasonably satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction. In addition, such holder must also provide such security or indemnity as may be required by the Reorganized Debtors, or the Disbursing Agent to hold such entities harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim. Upon compliance with Section 8.8 of the Plan by a holder of a Claim, such holder shall, for all purposes under the Plan, be deemed to have surrendered such security. Any holder for a Senior Secured Note Claim for which a Trustee Certification in compliance with Sections 8.6 and 8.8 of the Plan is not received by the Reorganized Debtors or the Disbursing Agent, or, if required, fails to execute and deliver security or indemnity reasonably satisfactory to the Reorganized Debtors or the Disbursing Agent before the one year anniversary of the Effective Date shall be deemed to have forfeited all Claims on account of such Senior Secured Notes and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited shall become the sole and exclusive property of the Reorganized Debtors.

(i)	Delivery of Distribution.

(A) On or immediately after the Effective Date, the Reorganized Debtors or the Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Plan Consideration, and, subject to Bankruptcy Rule 9010, unless otherwise provided in the Plan, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Senior Secured Note Claim, at the address in the Indenture Trustee’s official records. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (a) the Effective Date and (b) the date such holder’s Claim or Interest is Allowed.

(B) The CPR Administrator shall make all distributions to any eligible holder of an Allowed Existing Common Stock Interest at the address set forth in the Rights Registry (as defined in the CPR Agreement) and as updated in accordance with the terms of the CPR Agreement.

(j)	Unclaimed Property.

One year from the later of (a) the Effective Date, and (b) the date a Claim or Interest is first Allowed, all unclaimed property or interests in property shall revert to the Reorganized Debtors, and the Claim or Interest of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim or Interest filed against the Debtors, properly completed Letters of Transmittal, and in the case of holders of Senior Secured Note Claims, the official records of the Indenture Trustee. The CPR Administrator shall have no obligation to attempt to locate any holder of an Allowed Existing Common Stock Interest (or its Permitted Transferee, as defined in the CPR Agreement) other than by reviewing the Rights Registry (as defined in the CPR Agreement).

(k)	Satisfaction of Claims and Interests.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims and Allowed Interests.

(l)	Manner of Payment Under Plan.

Except as specifically provided in the Plan, at the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

(m)	Fractional Shares.

No fractional shares of New Common Stock or Cash shall be distributed. For purposes of distribution, fractional shares of New Common Stock or Cash shall be rounded down to the next whole number or zero, as applicable. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $10.00 in Cash. Fractional shares of New Common Stock shares that are not distributed in accordance with Section 8.13 of the Plan shall be returned to the Reorganized Debtors and cancelled.

(n)	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution (of a value set forth in the Plan) in excess of the Allowed amount of such Claim plus postpetition interest on such Claim, to the extent provided in Section [8.2] of the Plan.

(o)	Exemption from Securities Laws.

The issuance of the Plan Securities pursuant to the Plan shall be exempt from registration pursuant to section 1145 of the Bankruptcy Code to the maximum extent permitted thereunder, and the Plan Securities may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. Failure of the Plan Securities to be deemed exempt under section 1145 of the Bankruptcy Code or any other applicable U.S. federal securities laws exemption shall not be a condition to occurrence of the Effective Date of the Plan. For the avoidance of doubt, the CPR Administrator Rights Notices and the Distribution Rights do not constitute securities as defined in 11 U.S.C. §101(49) and are not being issued pursuant to section 1145 of the Bankruptcy Code.

(p)	Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, or such entity’s designee as instructed by such Debtor or Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, setoff and/or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Holder) or Allowed Interest, and the distributions to be made pursuant to the Plan on account of such Allowed Claim (other than an Allowed Claim held by a Consenting Holder) or Allowed Interest, any and all claims, rights and Causes of Action that the Debtor, the Reorganized Debtor or their successors may hold against the holder of such Allowed Claim or Allowed Interest; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Allowed Interest hereunder will constitute a waiver or release by the Debtor, the Reorganized Debtor or their successors of any and all claims, rights and Causes of Action that the Debtor, the Reorganized Debtor or their successors may possess against such holder.

(q)	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

(r)	Withholding and Reporting Requirements.

In connection with the Plan and all distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

(s)	Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

6.12	Procedures for Resolving Claims.

(a)	Objections to Claims.

Other than with respect to Fee Claims, only the Debtors, Reorganized Debtors, and the Consenting Holders (the “Objecting Parties”) shall be entitled to object to Claims after the Effective Date. Any objections to Claims (other than Fee Claims), which Claims have been filed on or before the Confirmation Date, shall be served and filed on or before the later of: (i)

[thirty (30)] days after the Effective Date; or (ii) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of any Objecting Party, unless the Person or entity wishing to file such Claim has received prior Bankruptcy Court authority to file such Claim after the Bar Date or the Administrative Bar Date, as applicable. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if an Objecting Party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, any Objecting Party may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

(b)	Disputed Claims and Interests.

1.	No Distributions Pending Allowance.

Except as provided in Section 9.2 of the Plan, Disputed Claims and Interests shall not be entitled to any Plan Distributions or Distribution Rights unless and until such Claims or Interests become Allowed Claims or Allowed Interests.

2.	Plan Distributions to Holders of Subsequently Allowed Claims.

On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtors or the Disbursing Agent in their sole discretion but subject to Section [9.2] of the Plan), the Disbursing Agent will make distributions (i) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (ii) on account of previously Allowed Claims of property that would have been distributed to the holders of such Claims on the dates distributions previously were made to holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims been Allowed on such dates. The Disbursing Agent shall distribute in respect of such newly Allowed Claims the Plan Consideration as to which such Claims would have been entitled under the Plan if such newly Allowed Claims were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims; provided, however, that no such distributions shall be made on account of any Disputed Claim that has become and Allowed Claim until such time as the Disbursing Agent shall determine that such distribution is practicable.

3.	Distribution Rights Allocable to Disputed Existing Common Stock Interests.

(a)	With respect to Disputed Existing Common Stock Interests, the CPR Administrator shall hold (A) all Distribution Rights that would otherwise be allocable under the Plan in respect of Disputed Existing Common Stock Interests if such Interests were Allowed Interests as of the Effective Date, and (B) all CPR Distributions which would otherwise be distributable under the CPR Agreement to the holders of such reserved Distribution Rights.

(b)	To the extent a Disputed Existing Common Stock Interest becomes Allowed in full or in part (in accordance with the procedures set forth in the Plan), the CPR Administrator shall distribute in respect of such newly Allowed Interest, as soon as practicable thereafter, all (A) reserved Distribution Rights to which the holder of such Existing Common Stock Interest would have been entitled if such newly Allowed Interest were fully or partially Allowed, as the case may be, on the Effective Date, and (B) reserved CPR Distributions which would have been distributed in respect of such reserved Distribution Rights if such Interest were fully or partially Allowed, as the case may be, on the Effective Date, provided that the CPR Administrator may direct the withholding of distributions of the reserved Distribution Rights or CPR Distributions until any cost or expense associated with maintaining such Distribution Rights accruing after the Effective Date is paid. Notwithstanding any provision herein, no distributions of Distribution Rights or CPR Distributions shall be made to a holder of a Disputed Existing Common Stock Interest that has become an Allowed Interest until such time as the CPR Administrator shall determine that such distribution is practicable.

4.	Distribution of Reserved Plan Consideration Upon Disallowance.

To the extent any Disputed Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Reorganized Debtors on account of such Disputed Claim shall become the sole and exclusive property of the Reorganized Debtors.

To the extent a Disputed Existing Common Stock Interest becomes Disallowed in whole or in part, any Distribution Rights or CPR Distributions reserved on account of such Disallowed Interest shall become the sole and exclusive property of the Reorganized Debtors, to the extent of such Disallowance.

(c)	Estimation of Claims.

Any Debtor or holder of a Claim may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the allowed amount of such Claim regardless of whether any Objecting Party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any Objecting Party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

6.13	Executory Contracts and Unexpired Leases.

(a)	General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of the applicable Cure Amount, all executory contracts and unexpired leases to which any Debtor is a party shall be deemed assumed, except for any executory contracts or unexpired leases that: (i) previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court; (ii) are designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, if any; or (iii) are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date. As of and subject to the occurrence of the Effective Date, all contracts identified on the Schedule of Rejected Contracts and Leases shall be deemed rejected, which schedule shall be in form and substance reasonably satisfactory to Hillside. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Section 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

(b)	Completion of Non-Assignable Contract.

If the Bankruptcy Court, or another court of competent jurisdiction, determines that a contract is unable to be assumed and/or assumed and assigned pursuant to section 365 of the Bankruptcy Code (a “Non-assignable Contract”), then the Plan shall not constitute any Debtor’s agreement to assign such Non-assignable Contract if such attempted assignment would be unlawful. Notwithstanding any provision herein to the contrary, on the Effective Date, the Debtors shall retain all rights to the Non-assignable Contracts and shall use their reasonable best efforts to obtain any consent, approval or amendment, if any, required to novate, assume and/or assume and assign any Non-assignable Contract.

(c)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Allowed Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of such Claim has been filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date, and in the form and manner set forth in the order authorizing the rejection which order may be the Confirmation Order.

(d)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

1. Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 10.1 of the Plan, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (the “Cure Amount”) in Cash within thirty (30) days of the Effective Date or on such other less favorable terms to the non-Debtor party as the parties to such executory contracts or unexpired leases may otherwise agree.

2. No later than five (5) days prior to the commencement of the Confirmation Hearing, the Debtor shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract or unexpired lease to be assumed pursuant to Section 10.1 of the Plan. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within twenty (20) days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any claim against the Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

3. In the event of a dispute (each, a “Cure Dispute”) regarding: (a) the Cure Amount; (b) the ability of the applicable Debtor or Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the Debtor may assume and/or assume and assign the subject contract prior to resolution of the Cure Dispute provided that the Debtor reserves Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court).

(e)	Indemnification of Directors, Officers and Employees.

For purposes of the Plan, the obligation of a Debtor to indemnify and reimburse any Person or entity serving at any time on or after the Commencement Date as one of its directors, officers or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in such Debtor’s constituent documents, a written agreement with the Debtor, in accordance with any applicable law, or any combination of the foregoing, shall survive confirmation of the Plan and the Effective Date, remain unaffected thereby, become an obligation of the Reorganized Debtors, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date:

6.14	Conditions Precedent to Confirmation and Consummation of the Plan.

(a)	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

1. the Disclosure Statement having been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code; and

2. entry of the Confirmation Order in form and substance satisfactory to the Debtors and to the Consenting Holders;

3. the Confirmation Order containing decretal paragraphs that provide that:

a.	(A) all contingent, disputed and/or unliquidated General Unsecured Claims shall be Allowed, Disallowed or estimated (for purposes of allowance) prior to the Effective Date, and (B) the amount of all Allowed Non-Election General Unsecured Claims (other than the Hillside Unsecured Deficiency Claim) plus the amount of all Estimated Non-Election General Unsecured Claims shall be equal to or less than an amount equal to 20% of the aggregate amount of all Allowed Non-Election General Unsecured Claims and all Estimated Non-Election General Unsecured Claims; and

b.	all Claims relating to the SERP shall be discharged on the Effective Date.

4. the Confirmation Order shall contain findings or conclusions, as applicable, that:

a.	the CPR Administrator Rights Notices and Distribution Rights do not constitute securities;

b.	notice of the commencement of the Reorganization Cases and entry of the Confirmation Order was sufficient to provide notice of such occurrences to the holders of (A) Claims related to or arising from termination of the SERP, and (B) Environmental Claims;

c.	Hillside shall not be liable for any Environmental Claims;

d.	The aggregate amount of (A) all Allowed Environmental Claims, and (B) all Environmental Claims that constitute Estimated General Unsecured Claims shall not exceed $2.99 million; and

e.	the SERP does not constitute a retiree plan as used in section 1114 of the Bankruptcy Code.

(b)	Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

1. the Confirmation Order having been entered by the Bankruptcy Court, being in full force and effect and not subject to any stay or injunction, and being in form and substance satisfactory to the Debtors and to the Consenting Holders;

2. the Plan Documents in form and substance satisfactory to the Consenting Holders being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

3. (i) all contingent, disputed and/or unliquidated General Unsecured Claims having been Allowed, Disallowed or estimated (for purposes of allowance), and (B) the amount of all Allowed Non-Election General Unsecured Claims (other than the Hillside Unsecured Deficiency Claim) plus the amount of all Estimated Non-Election General Unsecured Claims shall be equal to or less than an amount equal to 20% of the aggregate amount of all Allowed Non-Election General Unsecured Claims and all Estimated Non-Election General Unsecured Claims;

4. the Debtors having performed the obligations under that certain stipulation by and among the Debtors and the Consenting Holders regarding the Debtors’ use of such Consenting Holders’ cash collateral, dated [April 2], 2008; and

5. the Debtors obtaining all authorizations, consents and regulatory approvals, if any, required to be obtained, and filing all notices and reports, if any, required to be filed, by the Debtors in connection with the Plan’s effectiveness.

(c)	Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.

The Debtors and the Consenting Holders shall have the right to jointly waive one or more of the conditions precedent set forth in Sections 11.1(a)-(b) of the Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with confirmation of the Plan. Hillside shall have the sole right to waive one or more of the conditions precedent set forth in Section 11.1(c)-(d) of the Plan and time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of the Plan.

The Debtors and the Consenting Holders shall have the right to jointly waive one or more of the conditions precedent set forth in Sections 11.2(a), (b), (d), and (e) of the Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of this Plan. Hillside shall have the sole right to waive the condition precedent set forth in Section 11.2(c) of the Plan at any time without leave of or notice of the Bankruptcy Court and without any formal action other than proceeding with confirmation of the Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

If any condition precedent to the Effective Date is waived pursuant to Section 11.3 of the Plan and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine”, and the act of consummation of the Plan shall foreclose any ability to challenge the Plan in any court.

(d)	Effect of Failure of Conditions.

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 60 days after the Confirmation Date, or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that the Debtors must obtain the consent of the Consenting Holders. It is further provided that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.2 of the Plan are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to Section 11.4, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the holder of any Claim or Interest in the Debtors; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other entity with respect to any matter set forth in the Plan.

6.15	Effect of Confirmation.

(a)	Binding Effect.

The Plan shall be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns.

(b)	Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates shall vest in the Reorganized Debtors, free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or in the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

(c)	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

(d)	Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided in the Plan, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(e)	Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(f)	Injunction.

1. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (d) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein or in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

2. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest shall be deemed to have specifically consented to the injunctions set forth in the Plan.

6.16	Releases.

1. Releases by the Debtors. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the parties released pursuant to Section 12.7 of the Plan, the Reorganization Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity, against any Released Party; provided, however, that (x) that the releases set forth in Section 12.7(a) of the Plan shall not release any Debtor’s claims, rights, or causes of action for money borrowed from or owed to a Debtor or its Subsidiary by any of its directors, officers or former employees as set forth in such Debtors’ or Subsidiary’s books and records, and (y) in no event shall anything in Section 12.7(a) of the Plan be construed as a release of any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries and/or affiliates.

2. Releases by Holders of Claims and Interests. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors under the Plan, the Plan Distributions, the Plan Securities and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to the Plan for all purposes and the restructuring embodied therein and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the

Reorganization Cases, the Plan or the Disclosure Statement against any Released Party; provided, however, that in no event shall anything in Section 12.7(b) of the Plan be construed as a release of any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries and/or affiliates.

3. Notwithstanding anything to the contrary contained in the Plan, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in Section 12.7 of the Plan shall not release any non-Debtor entity from any liability arising under (a) the Internal Revenue Code or any state, city or municipal tax code (b) the ERISA, or (c) any criminal laws of the United States or any state, city or municipality.

The Debtors believe that the releases by each of the Debtors and the holders of Claims and Interests of each of the Released Parties as described in this Section 6.16, and Sections 12.7(a) and 12.7(b) of the Plan (the “Releases”), are extremely important to the success of the Plan. The Debtors have received substantial contributions to the Plan from each of the Released Parties. The Released Parties have played a critical role in the formulation of the Debtors’ Plan and have expended an immense amount of time and resources analyzing and negotiating the complex issues presented by the Debtors’ capital structure. The Plan reflects the settlement and resolution of several of these complex issues. The Releases are an integral part of the consideration to be received in connection with the compromises and resolutions embodied in the Plan and the Debtors have received substantial consideration in exchange for the Releases. Without the Releases provided in the Plan, the Debtors would not be able to complete a successful reorganization of the Debtors’ Estates.

As evidenced by the Plan Support Agreement, many of the Released Parties have expended considerable time, energy and expense in the process of negotiating the complex issues underlying these cases — a commitment that resulted in the Plan and the Plan Support Agreement. An important component of the settlements embodied in the Plan, is the Consenting Holders’ protection from liability in connection with their pre and postpetition involvement in these cases. Without such protection, the Plan Support Agreement and the Plan would never have garnered such widespread support, making it impossible for the Debtors’ near-term emergence from chapter 11.

Many of the Released Parties have made significant non-monetary contributions to the Plan and the Plan process, a fact that supports the Debtors’ decision to grant third-party releases. Absent the tireless efforts of the various constituencies who came together to work out the terms of a Plan, supported by approximately [80]% in amount of the holders of the Debtors’ Senior Secured Notes and the Debtors’ largest secured and unsecured creditor, aimed at resolving these cases, the Debtors and certain of their largest creditors would likely remain mired in complex and contentious litigation for years to come, threatening to materially delay and reduce distributions to all creditors. Moreover, pursuant to the Plan, Hillside is contributing value to which it would otherwise be entitled in the form of the Distribution Rights to holders of Allowed Existing Common Stock Interests that do not object to confirmation of the Plan. Further, Hillside is lending to the Debtors up to $5 million in exit financing and consenting to continue to carry up to another $20 million in additional indebtedness. The Senior Secured Noteholders are consenting to continue to carry additional indebtedness on account of their deferred payment of 50% of their Secured Claims. The willingness of these creditors to take such risks is a substantial contribution to the Plan and to these cases; absent such willingness, the Plan would not have been possible, and the Debtors’ may have been unable to reorganize. The substantial and extensive contributions by the Released Parties — both monetary and non-monetary — further justify the non-Debtor releases set forth in the Plan.

Additionally, an identity of interest exists between the Debtors and certain non-Debtor Released Parties, such that the non-Debtor releases are appropriate in that they eliminate effectively additional unknown claims against the estates. [The Debtors’ directors and officers are parties to certain indemnification agreements, whereby the Debtors are obligated to indemnify them. Under these agreements, any claim asserted against a Released Party who the Debtors are obligated to indemnify would essentially be a claim against the Debtors.] Any such claim, even if ultimately unsuccessful, would further deplete finite estate resources.

(b)	Exculpation and Limitation of Liability.

None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation the negotiation and execution of the Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(c)	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities, released in Sections 12.7 and 12.8 of the Plan.

(d)	Termination of Subordination Rights and Settlement of Related Claims.

1. Except as provided in the Plan, the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to the Plan.

2. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim of Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors and their Estates, and holders of Claims and Interests, and is fair, equitable and reasonable.

(e)	Retention of Causes of Action/Reservation of Rights.

1. Subject to Section 12.12 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or may choose to assert on behalf of the Estates or themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation: (a) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor or any of its officers, directors, or representatives; (b) the turnover of any property of the Estate; and/or (c) Claims against other third parties.

2. Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan as set forth in Section 4.2 of the Plan. The Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

(f)	Avoidance Actions.

Subject to the occurrence of the Effective Date, neither the Debtors, the Creditors’ Committee, nor any other party in interest shall assert any right, claim or cause of action not asserted by a Debtor prior to the Effective Date and belonging to a Debtor or its Estate against any Person to avoid a transfer under section 544, 547, 548, or 553(b) of the Bankruptcy Code, of any similar state law, provided, however; that nothing in the Plan shall prohibit the Debtors, the Reorganized Debtors, or the Creditors’ Committee from challenging the validity, priority, perfection or extent of any lien, mortgage or security agreement or, subject to Section 9.1 of the Plan, objecting to any Claim. All such rights, claims and causes of action shall be released and waived by the Debtors and their Estates under the Plan on the Effective Date. Notwithstanding anything to the contrary contained therein, nothing contained in the Plan shall prejudice any rights or defenses the Debtors may have under section 502(d) of the Bankruptcy Code.

6.17	Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

a. To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

b. To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

c. To ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished as provided in the Plan;

d. To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Interest;

e. To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

f. To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

g. To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

h. To hear and determine all Fee Claims;

i. Resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Existing Common Stock Interests, Cure Disputes, or the administration thereof;

j. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

k. To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth therein, or to maintain the integrity of the Plan following consummation;

l. To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

m. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

n. To hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

o. Resolve any disputes concerning whether a Person or entity had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

p. To hear any action relating to an assertion of control group liability or environmental liability against Hillside as a result of the Reorganization Cases or the Plan;

q. To recover all Assets of the Debtors and property of the Estates, wherever located;

r. To resolve any disputes concerning or arising out of the CPR Agreement; and

s. To enter a final decree closing the Reorganization Cases.

6.18	Miscellaneous Provisions.

(a)	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, any transfer or encumbrance of assets or any portion(s) of assets pursuant to, or in furtherance of, or in connection with the Plan shall constitute a “transfer under a plan” within the purview of section 1146(c) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes.

(b)	Disallowance of Existing Securities Law Claims.

All Existing Securities Law Claims, if any, shall be deemed disallowed and expunged in their entirety under and pursuant to the Plan without further order of the Bankruptcy Court or any action being required on the part of the Debtor.

(c)	Retiree Benefits [and Pension Plans].

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits. For the avoidance of doubt, the obligations arising under the SERP do not constitute retiree benefits within the meaning of section 1114 of the Bankruptcy Code. Nothing herein shall: (i) restrict the Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans or non-bankruptcy law; or (ii) be construed as an admission that any such retiree benefits are owed by the Debtors.

Reorganized Ampex affirms and agrees that it will assume the Pension Plans and continue to be the contributing sponsor of those plans according to the terms of ERISA, 29 U.S.C. §§ 1301-1461 (2000 & Supp. V 2005); that the Pension Plans are subject to minimum funding requirements of ERISA and section 412 of the Internal Revenue Code; that no provision of the Confirmation Order, or section 1141 of the Bankruptcy Code, shall, or shall be construed to, discharge, release, or relieve the Debtor or any other party, in any capacity, from any government policy, or regulatory provision; and that neither the PBGC nor the Pension Plans shall be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of claims; provided, however, that no provision herein or in the Disclosure Statement shall nullify or void the provisions or the effect of the Bar Date Order, or the provisions herein regarding creditors’ obligations to file timely an Administrative Expense Claim. There will be no change, modification or termination of the PBGC Agreement.

(d)	Dissolution of Committee.

The Creditors’ Committee shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Reorganization Cases.

(e)	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties.

(f)	Access.

From the Effective Date, the Reorganized Debtors shall cooperate with any Person that served as a director or officer of a Debtor at any time prior to the Effective Date, and any Consenting Holder (collectively, the “Accessing Parties”), and make available to any Accessing Party such documents, books, records or information relating to the Debtors’ activities prior to the Effective Date that such Accessing Party may reasonably require in connection with the defense or preparation for the defense of any claim against such Accessing Party relating to any action taken in connection with such Accessing Party’s role as a director or officer of a Debtor or, in the case of a Consenting Holder, any action taken in connection with the negotiation, execution and implementation of the Plan, and the Reorganization Cases:

(g)	Amendments.

1. Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Consenting Holders, in the manner provided for by section 1127 of the Bankruptcy Code, or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Interests pursuant to the Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

2. Other Amendments. Prior to the Effective Date the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided, however, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests.

(h)	Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date; provided that the Debtors shall obtain the Consenting Holders’ consent for any revocation or withdrawal of the Plan. If the Debtors take such action, the Plan shall be deemed null and void.

(i)	Confirmation Order.

Upon entry by the Bankruptcy Court of the Confirmation Order, the Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct or fraud.

(j)	Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(k)	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(l)	Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors (and their affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

(m)	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth therein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

(n)	Notices.

In order to be effective, all notices, requests, and demands to or upon the Debtors or Reorganized Debtors shall be in writing (including by facsimile transmission) and, unless otherwise provided in the Plan, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Ampex Corporation
1228 Douglas Avenue
Redwood City, California 94063
Attn: Joel D. Talcott, Esq., General Counsel
Telephone:	(650) 367-3330
Facsimile:	(650) 367-3440

-and-

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099

Attn: Matthew A. Feldman, Esq.
Rachel C. Strickland, Esq.
Telephone:	(212) 728-8000
Facsimile:	(212) 728-8111

(o)	Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, due and payable through the Effective Date shall be paid by the Debtors on or before the Effective Date and amounts due thereafter shall be paid by the Debtors in the ordinary course until the entry of a final decree closing the Reorganization Cases. Any deadline for filing Administrative Expense Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

(p)	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of Claims or Interests prior to the Effective Date.

ARTICLE VII.

CONFIRMATION OF THE PLAN OF REORGANIZATION

7.1	Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Debtors shall request that the Bankruptcy Court schedule the Disclosure Statement Hearing to, among other things, establish the date and time of the Confirmation Hearing with respect to the Plan on the first day of the Debtors’ Reorganization Cases. The hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing or any subsequent adjourned or continued Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon: (a) Willkie Farr & Gallagher LLP, counsel for the Debtors, 787 Seventh Avenue, New York, NY 10019, Attn: Matthew A. Feldman, Esq., and Rachel C. Strickland, Esq.; (b) The Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, NY 10004; (c) Milbank Tweed Hadley McCloy, LLP, counsel for Hillside, One Chase Manhattan Plaza, New York, NY 10005, Attn:

Dennis Dunne, Esq. and Jessica Fink, Esq.; (d) O’Melveny and Meyers LLP, counsel for DDJ Capital Management LLC, Times Square Tower, 7 Times Square, New York, NY 10036, Attn: Michael Sage, Esq. and Nicole Sabado, Esq.; and (e) Nixon Peabody LLP, counsel for the Indenture Trustee, 100 Summer Street, Boston, MA 02110, Attn: Robert L. Coughlin, Esq.

ANY HOLDER OF AN ALLOWED EXISTING COMMON STOCK INTEREST WHO OBJECTS TO CONFIRMATION SHALL WAIVE ANY AND ALL RIGHTS AND ENTITLEMENTS TO RECEIVE A CPR ADMINISTRATOR RIGHTS NOTICE OR DISTRIBUTION RIGHTS ENTITLING SUCH HOLDER TO ITS PRO RATA PERCENTAGE OF THE CPR DISTRIBUTIONS MADE PURSUANT TO THE CPR AGREEMENT AND ANY AND ALL RIGHTS GRANTED THEREBY.

Bankruptcy Rule 9014 governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

7.2	Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•

any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•

with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	each class of claims or interests has either accepted the plan or is not impaired under the plan;

•

except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that if a class of priority claims has voted to accept the plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•

if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to satisfying the standard for any potential “cramdown” of Classes deemed to reject the Plan, the Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of the relevant statutory confirmation requirements.

(a)	Acceptance

Classes 2, 4 and 5 are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1 and 3 are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 6, 7 and 8 are impaired and deemed to have rejected the Plan.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, any exhibit, or schedules thereto or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. The Debtors believe that the Plan will satisfy the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Claims and Interests in Classes 5, 6, 7 and 8. The Debtors will also seek confirmation of the Plan over the objection of individual holders of Claims who are members of an accepting Class. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

(b)	Unfair Discrimination and Fair and Equitable Test.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests, which are as follows:

•

Secured Creditors. Either: (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

•

General Unsecured Creditors. Either: (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such claims and equity interests.

•

Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest; or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan on account of such interest.

A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class.

(c)	Feasibility; Financial Projections; Valuation.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of the financial performance of the Reorganized Debtors for each of the five fiscal years from 2008 through 2012 (the “Financial Projections”). The Financial Projections, and the assumptions on which they are based, are set forth in the Projected Financial Information contained in Exhibit 6 hereto. Based upon these projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan while conducting ongoing business operations and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

The Financial Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur in [July] 2008.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.

The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in Exhibit 6. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the 5-year period of the Financial Projections may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

a.	Valuation of the Reorganized Debtors.

(1)	Introduction.

In conjunction with formulating the Plan and meeting the standards of section 1129 of the Bankruptcy Code, the Debtors have determined that it is appropriate to estimate a post confirmation going concern value for the Reorganized Debtors (the “Estimated Reorganized Debtors’ Enterprise Value”). Accordingly, the Debtors have engaged independent professionals, including CM&D and ThinkFire Services USA, Ltd. (“ThinkFire”), and utilized internal estimates for certain investment assets to develop the Estimated Reorganized Debtors’ Enterprise Value.

ESTIMATED REORGANIZED DEBTORS’ ENTERPRISE VALUE SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS. ESTIMATED REORGANIZED DEBTORS’ ENTERPRISE VALUE SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. ACCORDINGLY, SUCH ESTIMATED REORGANIZED DEBTORS’ ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF REORGANIZED AMPEX MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY SUCH ESTIMATE.

(2)	Valuation.

The Debtors estimate the Estimated Reorganized Debtors’ enterprise value to be approximately $79.0 million as of June 30, 2008. The enterprise value is based upon an aggregation of individual identifiable assets providing cash flow, or potential cash flow streams. The following table summarizes the enterprise value of the individual identifiable assets and the Debtors’ basis for each:

Enterprise Value
(amounts in thousands)	Valuation Source	June 30, 2008
Asset
Ampex Data Systems Corporation	CM&D	$35,405
Ampex Corporation—Licensed Cash Flows	CM&D	23,655
TV1 and Cybernet Minority Interest	Company estimate	1,325
Net Operating Loss, carry forwards	CM&D	7,683
Intellectual Property/Patents	ThinkFire	10,920

Total Enterprise Value		$78,989

The Estimated Reorganized Debtors’ Enterprise Value is based upon information made available to, and analyses separately undertaken by, CM&D, ThinkFire and the Debtors on or before March 30, 2008. CM&D has not independently verified or reviewed the work performed by ThinkFire. This reorganization enterprise value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Financial Projections, which are set forth on Exhibit 6 hereto.

The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the Financial Projections, the amount of available cash, market conditions, the availability of certain tax attributes and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Reorganized Debtors as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.

In preparing the valuation of Ampex Data Systems Corporation, Ampex Corporation’s Licensed Cash Flows and Net Operating Loss (“NOL”) carry forwards, CM&D: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections developed by management relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (d) reviewed the Financial Projections as prepared by the Debtors; (e) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors’ operating businesses; (g) visited certain of the Debtors’ facilities; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as CM&D deemed necessary and appropriate. Although CM&D conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans, CM&D relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors; and (ii) publicly available information. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith, including the work completed by ThinkFire on the intellectual property.

In performing its analysis of Ampex Data Systems Corporation, Ampex Corporation’s Licensed Cash Flows, and the Debtors’ NOL carry forwards, CM&D used discounted cash flow and guideline publicly traded company methodologies. These valuation methodologies reflect both the market’s current view of the Debtors’ strategic initiatives and operations, as well as a longer-term focus on the intrinsic value of the cash flow financial projections associated with Debtors’ current strategic initiatives. The discount rate used by CM&D to arrive at the going concern value of the Debtors’ businesses was based on a build up of the equity and debt cost of capital of the Debtors weighted according to their capital structure. With regard to the NOL valuation, CM&D has assumed that the emerging entity tax payer will take advantage of section 382 (l) (5) of the Internal Revenue Code.

An estimate of total enterprise value is not entirely mathematical, but, rather, it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, CM&D, ThinkFire, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, the valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Reorganization Cases or by other factors not possible to predict. Accordingly, Estimated Reorganized Debtors’ Enterprise Value set forth herein does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the reorganization enterprise value ranges associated with the valuation analysis. In addition, there can be no assurance that a trading market will develop for the New Common Stock. New Common Stock will not be registered nor traded in any public securities market place.

In performing its analysis of Ampex Corporation’s Intellectual Property (“IP”) portfolio, ThinkFire reviewed and placed all 114 U.S. issued patents into one of five portfolios based on the underlying technology implicit to the patent. Each portfolio was reviewed by subject matter experts. The strength of each patent was assessed for commercial use, novelty, detectability, avoidability and remaining life. Using these valuation considerations, ThinkFire set a valuation range as well as an expected value for each portfolio assuming each was marketed for sale to a broad range of prospective buyers. Publicly available historical patent sale data was considered as well as a high level review of the portfolio’s potential licensing revenues were considered in estimating value. However, all existing licensing revenue streams associated with any patent were excluded from the valuation. ThinkFire concluded the value of the overall portfolio to be in the range of $6.6 million to $18.8 million, with an expected value of approximately $10.9 million. It is important to note that assigning value to patent portfolios is highly speculative. Many factors can ultimately contribute to the price that a particular portfolio will bring, and not all factors could be or were considered. The actual results of the sale of part or Ampex Corporation’s entire IP portfolio may vary significantly from the estimates provided herein. Greater revenue is potentially available if the patents are successfully licensed or enforced through litigation, although the risks and uncertainty of such actions can be significant.

(d)	Best Interests Test.

With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. The Cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be (i) first, reduced by the amount of the Allowed Senior Secured Note Claims, the Allowed Hillside Secured Claims, and/or the Allowed Other Secured Claims, (ii) second, reduced by the costs and expenses of liquidation and such additional administrative claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation, and (iii) third, reduced by the Debtors’ costs of liquidation under chapter 7, including the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts (including vendor and customer contracts) assumed or entered into by the Debtors prior to the filing of the chapter 7 case.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Debtors’ Reorganization Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, and (iii) the substantial increases in claims that would arise from a discontinuation of the Debtors’ business, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including the Allowed Senior Secured Note Claims, the Allowed Hillside Secured Claims and the Allowed Other Secured Claims, would be less than the value of distributions under the Plan because in a chapter 7 case the Debtors would not have the proceeds of the Exit Financing Facility to make such distributions to the holders of Allowed Claims and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

CM&D, with the assistance of the Debtors, has prepared a liquidation analysis which is annexed hereto as Exhibit 5 (the “Liquidation Analysis”). The information set forth in Exhibit 5 provides (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates and (b) the expected recoveries of the Debtors’ creditors and equity interest holders under the Plan. The Liquidation Analysis indicates that holders of the Senior Secured Note Claims, the Hillside Secured Claims, Other Secured Claims, Administrative Expense Claims and Priority Non-Tax Claims, would, after payment of liquidation costs and expenses, receive a 100% recovery on their Claims in a liquidation scenario. Such holders would also receive 100% under the Plan. As reflected in Exhibit 5, the following Classes of Claims and Interests would have a zero percent (0%) recovery on their Claims in a liquidation scenario: Existing Common Stock Interests, Existing Securities Laws Claims, and Other Existing Interests. Holders of Existing Common Stock Interests will not receive anything on account of their interests pursuant to the Plan. Notwithstanding the foregoing; however, in light of the compromises and settlements embodied in the Plan, the holders of Allowed Existing Common Stock Interests that do not object to confirmation of the Plan may be entitled to receive CPR Distributions. As reflected in Exhibit 5, the holders of impaired General Unsecured Claims would have between a [5]% and a [7]% recovery on their Claims in a liquidation and a [10]% recovery on their Claims under the Plan.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the results of a liquidation of the Debtors. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to be liquidated. The chapter 7 liquidation period is assumed to average three to six months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations, the sale of assets and the collection of receivables. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

7.3	Classification of Claims and Interests.

The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code.

7.4	Consummation.

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in the Plan, have been satisfied or waived pursuant to the Plan. For a more detailed discussion of such conditions precedent and the consequences of the failure to meet such conditions, see Article VI of herein.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE VIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Debtors’ capital structure will remain over leveraged and the Debtors will remain unable to service their debt obligations or to cure the alleged defaults thereunder. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

8.1	Liquidation Under Chapter 7 or 11.

The Debtors could be liquidated under chapter 7 or 11 of the Bankruptcy Code. A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of Claims is set forth in Article VII of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 or 11 would result in lower aggregate distributions being made to creditors than those provided for in the Plan.

8.2	Alternative Plan(s) of Reorganization.

The Debtors believe that failure to confirm the Plan will lead inevitably to expensive and protracted Reorganization Cases. In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in an extensive negotiating process involving many different parties with widely disparate interests.

The Debtors believe that not only does the Plan fairly adjust the rights of various Classes of holders of Claims and enable the stakeholders to maximize their returns, but also that rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class of Claims or Interests.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

8.3	Dismissal of the Debtors’ Reorganization Cases.

Dismissal of the Debtors’ Reorganization Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Debtors’ Reorganization Cases, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming process of negotiation with the creditors of the Debtors, and possibly resulting in costly and protracted litigation in various jurisdictions. Most significantly, dismissal of the Debtors’ Reorganization Cases may permit acceleration of the Senior Secured Notes and Hillside Notes in accordance with their respective indentures. Moreover, holders of the Hillside Notes and the Senior Secured Notes may be permitted to foreclose upon the assets that are subject to their Liens, which is a substantial portion of the Debtors’ assets and almost all of their Cash. Dismissal will also permit unpaid unsecured creditors to obtain and enforce judgments against the Debtors. The Debtors believe that these actions would seriously undermine their ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that dismissal of the Debtors’ Reorganization Cases is not a viable alternative to the Plan.

ARTICLE IX.

SUMMARY OF VOTING PROCEDURES

This Disclosure Statement, including all Exhibits hereto, together with the related materials included herewith, is being furnished to the holders of Claims in Class 2, Class 4 and Class 5, which Classes are the only Classes entitled to vote on the Plan.

All votes to accept or reject the Plan must be cast by using the ballot (the “Ballot”) enclosed with this Disclosure Statement. No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed [June] [    ], 2008 at 5:00 p.m. (Prevailing Eastern Time) as the Voting Record Date. Ballots must be RECEIVED by the Voting Agent no later than 4:00 p.m. (Prevailing Eastern Time) on [July] [    ], 2008, unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at 4:00 p.m. (Prevailing Eastern Time) on such extended date.

Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot. Only the person or nominee who submits a Ballot can withdraw or revoke that Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Voting Agent.

Acceptances or rejections may be withdrawn or revoked prior to the Voting Deadline by complying with the following procedures: (i) a beneficial owner holding Claims in “street name” who returned his Ballot to a brokerage firm, proxy intermediary, or other nominee should deliver a written notice of withdrawal or revocation to such brokerage firm proxy intermediary or other nominee, as the case may be; and (ii) all other beneficial owners should deliver a written notice of withdrawal or revocation to the Voting Agent. To be effective, notice of revocation or withdrawal must: (i) be received on or before the Voting Deadline by the Voting Agent at its address specified on the back cover of this Disclosure Statement; (ii) specify the name of the holder of the Claim whose vote on the Plan is being withdrawn or revoked; (iii) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (iv) be signed by the holder of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, in the same manner as the original signature on the Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote.

ARTICLE X.

DESCRIPTION AND HISTORY OF REORGANIZATION CASES

10.1	General Case Background.

On March 30, 2008, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On March 31, 2008, the Bankruptcy Court entered an order (Docket No. 24) authorizing the joint administration of the Reorganization Cases, for procedural purposes only, under Case No. 08-11094 (AJG). The Honorable Arthur J. Gonzalez is presiding over the Reorganization Cases. The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. As of the date hereof, no request has been made for the appointment of a trustee or examiner in these cases.

The following is a brief description of certain significant events that have occurred during the pendency of the Reorganization Cases.

10.2	Retention of Professionals.

(a)	Willkie Farr & Gallagher LLP.

To assist them in carrying out their duties as debtors in possession, and to otherwise represent their interests in the Reorganization Cases, the Debtors, on March 31, 2008, filed with the Bankruptcy Court an application (Docket No. 19) seeking entry of an order authorizing the Debtors to retain Willkie Farr & Gallagher LLP as their counsel. On April 22, 2008, the Bankruptcy Court entered an order (Docket No. 89) approving the application.

(b)	Conway MacKenzie & Dunleavy.

To assist them in carrying out their duties as debtors in possession, and to provide certain analyses in connection with confirmation of the Plan, the Debtors, on March 31, 2008, filed with the Bankruptcy Court an application (Docket No. 20) seeking entry of an order authorizing the Debtors to retain Conway MacKenzie & Dunleavy as their financial advisors. On April 22, 2008, the Bankruptcy Court entered an interim order (Docket No. 90) approving the application on an interim basis. A hearing has been scheduled for May 20, 2008, at which time the Bankruptcy Court will consider approval of the application on a final basis.

(c)	Epiq Bankruptcy Solutions, LLC.

On March 31, 2008, the Debtors filed with the Bankruptcy Court an application (Docket No. 15) seeking entry of an order authorizing the Debtors to retain Epiq Bankruptcy Solutions, LLC as the Debtors’ claims, noticing, and balloting agent. On April 22, 2008, the Bankruptcy Court entered an order (Docket No. 88) approving the application.

(d)	Ordinary Course Professionals.

In addition, the Debtors, on March 31, 2008, filed with the Bankruptcy Court a motion (Docket No. 21) seeking authority to employ approximately thirty professionals, utilized in the ordinary course to assist the Debtors in their day to day business operations. On April 22, 2008, the Bankruptcy Court entered an order (Docket No. 92) approving the motion.

10.3	Appointment of a Creditors’ Committee.

Pursuant to section 1102(a)(1) of the Bankruptcy Code, on April 16, 2008, the United States Trustee for the Southern District of New York (the “US Trustee”) appointed an official committee to represent the interests of the Debtors’ unsecured creditors (the “Creditors’ Committee”). The current members of the Creditors’ Committee are set forth below:

David R. Bunker

2800 South Court

Palo Alto, CA 94306

David Chapman

P.O. Box 490

Pescadero, CA 94060

Robert McAdams

75644 Via Cortona

Indian Wells, CA 92210

The PMAGroup, Inc.

Attn: John Lynch

2345 Crystal Drive

Suite 300

Arlington, VA 22202

Robert L. Wilson

908 Corriente Point Drive

Redwood City, CA 94065

Since the formation of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee and its proposed counsel, Jones Day, concerning the administration of the Reorganization Cases, and the Plan. The Debtors have met with the proposed counsel to the Creditors’ Committee and are responding to ongoing diligence requests from the Creditors’ Committee.

10.4	Section 341 Meeting

On April 30, 2008, the US Trustee convened a meeting of creditors (the “341 Meeting”) pursuant to section 341(a) of the Bankruptcy Code. D. Gordon Strickland, Chief Executive Officer and President of Ampex, attended the 341 Meeting on behalf of the Debtors. Subsequent to the 341 Meeting, the Debtors complied with requests from the US Trustee for additional disclosures of information. The 341 Meeting was closed by the US Trustee as of May 8, 2008.

10.5	Employment Obligations.

The Debtors believe they have a valuable asset in their workforce, and that the efforts of the Debtors’ employees are critical to a successful reorganization. On March 31, 2008, the Debtors filed with the Bankruptcy Court a motion (Docket No. 5) for an order authorizing the Debtors to pay certain prepetition employee wage and benefit obligations. On March 31, 2008, the Bankruptcy Court entered an order (Docket No. 26) approving the motion.

10.6	Continuing Supplier Relations.

The Debtors believe that good relationships with their suppliers are necessary to the uninterrupted functioning of the Debtors’ business operations during the Reorganization Cases. On March 31, 2008, the Debtors filed with the Bankruptcy Court a motion (Docket No. 7) seeking entry of an order authorizing the Debtors to pay prepetition claims of suppliers of goods entitled to administrative priority pursuant to section 503(b) of the Bankruptcy Code. On April 1, 2008, the Bankruptcy Court entered an order (Docket No. 34) approving the motion on an interim basis and, on April 22, 2008, entered an order (Docket No. 87) approving the motion on a final basis.

10.7	Stabilization of Debtors’ Business Operations.

(a)	Cash Management.

The Debtors believe it would be disruptive to their operations if they were forced to change significantly their cash management system upon the commencement of the Reorganization Cases. Accordingly, on March 31, 2008, the Debtors filed with the Bankruptcy Court a motion (Docket No. 6) seeking entry of an order authorizing the Debtors to maintain their current cash management system. On March 31, 2008, the Bankruptcy Court entered an order (Docket No. 30) approving the motion.

(b)	Customer Programs.

The Debtors believe that customer programs, such as those pertaining to payment discounts, warranties and deferred revenue service agreements, are necessary to maintaining customer loyalty. On March 31, 2008, the Debtors filed with the Bankruptcy Court a motion (Docket No. 8) seeking entry of an order authorizing the Debtors to honor certain prepetition obligations related to the Debtors’ customer programs. On March 31, 2008, the Bankruptcy Court entered an order (Docket No. 25) approving the motion.

(c)	Cash Collateral.

The Debtors believe that they cannot meet their ongoing postpetition obligations unless they are authorized to use cash claimed as collateral by Hillside and the holders of the Senior Secured Notes. On March 31, 2008, the Debtors filed with the Bankruptcy Court a proposed stipulation (a) authorizing the interim use of cash collateral and (b) finding that the interest of the secured lenders are adequately protected (Docket No. 14). On April 4, 2008, the Bankruptcy Court entered an interim order (Docket No. 39) authorizing the use of cash collateral on an interim basis, and scheduling a hearing for May 29, 2008, to consider approval of the use of cash collateral on a final basis.

10.8	Utilities.

On March 31, 2008, the Debtors filed with the Bankruptcy Court a motion (Docket No. 9) for interim and final orders: (a) prohibiting utilities from altering or discontinuing services; (b) establishing procedures for establishing reserves for utility payments; (c) deeming utility companies to have adequate assurance of payment; and (d) establishing procedures for resolving requests for additional assurance of payment. On April 18, 2008, the Bankruptcy Court entered an order (Docket No. 75) approving the motion on an interim basis, and a hearing has been scheduled for May 14, 2008, at which the Bankruptcy Court will consider approving the motion on a final basis.

10.9	Schedules, Statements and Bar Date.

(a)	Schedules and Statements.

On March 31, 2008, each Debtor filed with the Bankruptcy Court its Schedules of Assets and Liabilities (collectively, the “Schedules”) and Statement of Financial Affairs. On April 11, 2008, Ampex filed an Amended Schedule F to its Schedules of Assets and Liabilities (Docket No. 55). On April 25, 2008, each Debtor filed an Amended Statement of Financial Affairs.

(b)	Bar Date.

Pursuant to Bankruptcy Rule 3003(c)(3), on March 31, 2008, the Bankruptcy Court entered the Bar Date Order fixing May 12, 2008 (the “General Bar Date”), as the date by which proofs of claim are required to be filed in the Reorganization Cases for all creditors other than governmental units and September 26, 2008, for the filing of proofs of claim by a governmental unit. The Bar Date Order also established the General Bar Date as the deadline by which all governmental units who intend to file a claim against one or more of the Debtors must file a non-binding indication of claim (an “Indication of Claim”). The Indications of Claim are to include a governmental unit’s good-faith estimate of the amount of any claim it may have against the Debtors, a description of such claim and an indication of whether such claim is fixed, contingent or unliquidated.

In accordance with the Bar Date Order, on April 7, 2008, a notice regarding the Bar Date was published in USA Today, the San Francisco Chronicle, and Aviation Daily. Also in accordance with the Bar Date Order, on April 3, 2008, a proof of claim form, a notice regarding the Bar Date, and in the case of governmental units, an Indication of Claim, were mailed to, among others, all creditors listed on the Debtors’ Schedules. A proof of claim form and a notice regarding the Bar Date were also mailed to the parties added to Ampex’s Amended Schedule F to its Schedules of Assets and Liabilities.

ARTICLE XI.

GOVERNANCE OF REORGANIZED DEBTORS

11.1	Board of Directors and Management.

(a)	Reorganized Debtor’s Board.

On the Effective Date, the Board of Reorganized Ampex shall have not less than [three] members selected by the majority of the holders of the New Common Stock. The members of the Board and initial officers of Reorganized Ampex and the other Reorganized Debtors shall be the individuals identified on Exhibit I to the Plan. [The existing Board of Ampex shall be deemed to have resigned on and as of the Effective Date.]

11.2	Indemnification of Directors and Officers.

The Amended Certificate of Incorporation and the certificates or articles of incorporation or organization of the Reorganized Affiliated Debtors will authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors or managers and agents to the fullest extent permitted under applicable law.

11.3	New Stockholders Agreement [Management Incentive Plan].

[Reorganized Ampex shall be authorized and directed to enter into and consummate the transactions contemplated by the [New Stockholders Agreement (attached as Exhibit F to the Plan)] and such documents, and any agreement or document entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the New Stockholders Agreement).]

11.4	The Credit Agreement.

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Credit Agreement, the terms of which will be no less favorable to the Reorganized Debtors than those that are set forth on Exhibit E to the Plan, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Credit Agreement).

11.5	The Amended Senior Secured Note Indenture.

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Amended Senior Secured Note Indenture, the terms of which will be no less favorable to the Reorganized Debtors than those that are set forth on Exhibit C to the Plan, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person (other than as expressly required by the Amended Senior Secured Note Indenture).

ARTICLE XII.

CERTAIN RISK FACTORS TO BE CONSIDERED

12.1	Certain Bankruptcy Considerations.

(a)	Bankruptcy Matters.

1.	General.

While the Debtors believe that the Reorganization Cases commenced in order to implement an agreed upon restructuring will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ businesses. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key vendors and suppliers, customers and employees. Bankruptcy proceedings also will involve additional expenses and may divert some of the attention of the Debtors’ management away from the operation of the businesses.

The extent to which bankruptcy proceedings disrupt the Debtors’ businesses will likely be directly related to the length of time it takes to complete the proceedings. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the potentially adverse effects described herein.

2.	Failure to Receive Requisite Acceptances.

If the Requisite Acceptances are not received, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances to an alternative plan of reorganization for the Debtors, or otherwise, that may not have the overwhelming support of Hillside and the Senior Secured Noteholder Group and/or may be required to liquidate these estates under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.

3.	Failure to Confirm the Plan.

(a)	Failure to Receive Bankruptcy Court Approval.

Even if the Requisite Acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may decide not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Additionally, the Solicitation must comply with the requirements of section 1125 of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the solicitation period and the adequacy of the information contained in this Disclosure Statement.

(b)	Failure to Satisfy the Conditions Precedent to Confirmation in the Plan and the Terms of the Plan Support Agreement.

The Debtors anticipate that the Plan will be consummated prior to the deadline for governmental units (as defined in section 101(27) of the Bankruptcy Code, the “Governmental Units”) to file proofs of prepetition claim (the “Governmental Unit Bar Date”). The Debtors have filed or will file shortly a motion seeking an order (the “Estimation Order”) of the Bankruptcy Court allowing, disallowing or estimating (for purposes of allowance) all Claims that are contingent, unliquidated, and/or disputed, including Claims of Governmental Units. In the event the Debtors are unable to obtain entry of the Estimation Order, and thereby satisfy certain conditions and terms of the Plan and/or the deadlines set forth in the Plan Support Agreement (which deadlines may be amended and/or extended pursuant to the terms of the Plan Support Agreement), the Debtors may be unable to seek confirmation of the Plan.

4.	Failure to Consummate the Plan.

One condition to consummation of the Plan is the entry of the Confirmation Order which will approve, among other things, the assumption of the majority of the Debtors’ executory contracts and unexpired leases and the execution of the Amended Senior Secured Notes and the Credit Agreement. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

(b)	Objections to Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(c)	Size and Amount of Allowed Claims and Interests.

While the Debtors believe that they have accurately estimated the size and amount of the claims that may be asserted against the Debtors, there may be Claims and Interests that the Debtors may not be aware of or that may not be discharged as a result of these Reorganization Cases. To that end, to the extent the size and amount of the Allowed Claims and Allowed Interests are greater than the Debtors estimated, recoveries on such Claims and Interests, may be different then the estimates proposed herein. There can be no assurance that the size and amount of Allowed Claims and Interests will not be less than or greater than the size and amounts estimated herein.

(d)	Election for Lump Sum Cash Payment by Holders of Allowed General Unsecured Claims.

The ability to elect the Lump Sum Cash Payment is neither intended to provide, nor necessarily would it provide, holders of Allowed General Unsecured Claims who make such election with the equivalent of the value of the New Common Stock such holder would otherwise have received. The Debtors believe that the Valuation performed by CM&D, described in Section [7.2] herein, and the Debtors’ estimates of the total amount of outstanding General Unsecured Claims that will be Allowed on the Effective Date, provide an adequate basis from which to calculate the percentage of recovery to holders of Allowed General Unsecured Claims. Nevertheless, in the event a significant number in amount of Allowed General Unsecured Claims elect the Lump Sum Cash Payment, which payment may be less than the Cash value, as of the Effective Date, of the New Common Stock that the holder of such Allowed General Unsecured Claim would have been entitled to if it had not elected to receive a Lump Sum Cash Payment, the total percentage of recovery by holders of Allowed Non-Election General Unsecured Claims may be greater than the amounts projected herein. The Plan includes the Lump Sum Cash Payment election to provide the holders of Allowed General Unsecured Claims with an alternative for immediately liquidating all or a substantial portion of their entitlement to the New Common Stock into Cash for a fixed price and without related costs of future liquidation. Further, by making the election to receive a Lump Sum Cash Payment the holder of such Allowed General Unsecured Claim eliminates the risk associated with the ability to divest the New Common Stock in the future.

12.2	Risks Relating to the Amended Senior Secured Notes, the Credit Agreement, the New Preferred Stock and the New Common Stock.

(a)	Variances from Financial Projections.

The Financial Projections included as Exhibit 6 to this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the actual financial results of the Debtors and the Reorganized Debtors. Therefore, the actual results achieved throughout the Projection Period necessarily will vary from the projected results, and these variations may be material and adverse.

(b)	Substantial Leverage; Ability to Service Debt.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have substantial indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will, on a consolidated basis, have (i) approximately $[10.5] million in secured indebtedness under the Tranche A Loan, (ii) a secured loan outstanding or available under the Tranche B Loan in the aggregate amount of $[4] million, (iii) a secured loan outstanding or available under the Tranche C Loan in an initial aggregate principal amount of up to $[1] million, (iv) a Tranche D Loan in the amount of such postpetition Required Contribution made to the Pension Plans and any termination liability, (v) approximately $[3.5] million in secured indebtedness under the Amended Senior Secured Notes, and (vi) approximately $[57.7 million] in projected future funding obligations under the Pension Plans.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because:

•

it could affect the Reorganized Debtors’ ability to satisfy their obligations under the Amended Senior Secured Notes, the Credit Agreement, and the Reorganized Debtors’ other obligations, including Required Contributions to the Pension Plans;

•

a substantial portion of the Reorganized Debtors’ cash flow from operations will be dedicated to debt service and unavailable to support operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	the Reorganized Debtors’ ability to obtain additional financing in the future may be limited;

•	the Reorganized Debtors may be more highly leveraged than some of their competitors, which may place the Reorganized Debtors at a competitive disadvantage;

•	the Reorganized Debtors’ flexibility in planning for, or reacting to, changes in their business may be limited; and

•	it may make the Reorganized Debtors more vulnerable in the event of a downturn in their business or the economy in general.

The Reorganized Debtors’ ability to make payments on and to refinance their debt, including the obligations under the Amended Senior Secured Notes, the Credit Agreement, and the Reorganized Debtors’ other obligations, including Required Contributions to the Pension Plans, will depend on their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

There can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations, including, among other obligations, the Amended Senior Secured Notes, the Credit Agreement, and the Reorganized Debtors’ Required Contributions to the Pension Plans. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

(c)	Significant Holder.

Under the Plan, Hillside is contemplated to receive at least [eighty percent (80%)] of the New Common Stock. Hillside may be in a position to control the outcome of actions requiring stockholder approval, including the election of directors, and its interests might conflict with interests of other stockholders of the Reorganized Debtors.

(d)	Obligations Under the Amended Senior Secured Notes and the Credit Agreement

The Reorganized Debtors’ obligations under the Amended Senior Secured Notes and the Credit Agreement will be secured by substantially all of the assets of the Reorganized Debtors. If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under the Amended Senior Secured Notes or the Credit Agreement, and payment on any obligation thereunder is accelerated, the lenders under the Amended Senior Secured Notes or the Credit Agreement would be entitled to exercise the remedies available to a secured lender under applicable law, and they would have a claim on the assets securing the obligations that would be superior to any claim of the holders of unsecured debt.

(e)	Restrictive Covenants.

The Amended Senior Secured Notes and the Credit Agreement will contain various covenants which may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. In addition, it is expected that the Amended Senior Secured Notes and the Credit Agreement will require the Reorganized Debtors to meet certain financial covenants set forth in the Plan.

Any failure to comply with the restrictions of the Amended Senior Secured Notes and the Credit Agreement or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under the Amended Senior Secured Notes or the Credit Agreement when due, the lenders thereunder could, subject to the terms of the relevant agreements, seek to foreclose on the collateral which is pledged to secure the indebtedness outstanding under such facility and notes. Substantially all of the assets of the Reorganized Debtors will be pledged as security under the Amended Senior Secured Notes and the Credit Agreement.

(f)	Lack of Trading Market.

It is anticipated that there will be no active trading market for the New Common Stock. Reorganized Ampex has no present intention to register any of the securities under the Securities Act, nor to apply to list any of the foregoing on any national securities exchange. Accordingly, there can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities. In addition, Reorganized Ampex will not be required to file reports with the SEC or otherwise provide financial or other information to the public which may further impair liquidity and prevent brokers or dealers from publishing quotations.

(g)	Restrictions on Transfer.

Holders of Plan Securities who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. These Persons will be permitted to transfer or sell such securities only pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), or (b) the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act. Reorganized Ampex has no current plans to register at a later date, post-emergence, any of its securities under the Securities Act or under equivalent state securities laws such that the recipients of the New Common Stock would be able to resell their securities pursuant to an effective registration statement. Moreover, Reorganized Ampex does not currently intend to make publicly available the information required by Rule 144, thereby limiting the ability of holders of securities to avail themselves of Rule 144.

The New Stockholders Agreement and Amended Certificate of Incorporation contain restrictions on stockholders’ ability to transfer the New Common Stock. The summary of these documents contained herein is qualified in its entirety by the Plan and the applicable Plan Documents. The New Stockholders Agreement and the Amended Certificate of Incorporation restrict transfers of New Common Stock to any Third Party (as defined in the New Stockholders Agreement), without the prior consent of a majority of the board of directors of Reorganized Ampex. The Restrictions on Transfers of New Common Stock shall not apply to (i) any transfer by a Hillside Investor of Common Stock (as defined in the New Stockholders Agreement) or (ii) any transfer by a Non-Hillside Holder (as defined in the New Stockholders Agreement) to a permitted transferee, which includes (A) any Person (as defined in the New Stockholders Agreement) directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities of and equity or beneficial interests in such other Person, (B) any Person a majority of whose outstanding voting securities and equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, (C) any Person a majority of whose outstanding voting securities and equity or other beneficial interests are directly or indirectly owned, controlled or held with power to vote by a Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities and equity or other beneficial interests of such other Person with whom affiliate status is being tested and (D) a trust, limited partnership or limited liability company benefiting solely such Person and/or any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person (each (A)-(D), a “Permitted Transferee”). Furthermore, these documents restrict transfers that would result in the [New Common Stock] of Reorganized Ampex being held of record by more than [300] persons, unless such transfer is otherwise approved by the board of directors.

Certain transfers, including pursuant to a merger, that meet certain requirements are not subject to such a condition on transfer. In addition to the foregoing transfer restrictions, the stockholder that proposes to effect a transfer must submit a written request that includes, among other things, if applicable, reasonably sufficient information to establish that the transfer does not violate or result in registration being required under applicable securities laws or laws relating to investment companies or advisors.

All certificates for shares of the New Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

In addition to the legend required by Section 3.1(f)(i) of the New Stockholders Agreement, all certificates for shares of Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS INCLUDING, CERTAIN RESTRICTIONS ON SALE, ENCUMBRANCE AND TRANSFER AS SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), AND THIS STOCKHOLDERS’ AGREEMENT. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND STOCKHOLDERS’ AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

In addition to transfer restrictions under the applicable Securities Laws, the indenture governing the Amended Senior Secured Notes also contains restrictions on the holders’ ability to transfer those securities. The certificates, if any, evidencing the Amended Senior Secured Notes will contain the following legend on the face thereof in substantially the following form:

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE

OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.07 OF THE INDENTURE.

See Article XIII “Securities Law Matters” for additional information regarding restrictions on resales of the Plan Securities.

(h)	Restrictions Related to Foreign Ownership of New Common Stock.

As set forth more fully in the Amended Certificate of Incorporation of Reorganized Ampex, Class A Shares of New Common Stock owned of record or beneficially by any Restricted Foreign Holder (defined below) shall not be entitled to vote on any matter submitted to a vote of stockholders and shall not be considered in determining whether any voting level set forth in the Amended Certificate of Incorporation of Reorganized Ampex has been met. A “Restricted Foreign Holder” is any person identified by name or status by the United States Department of Defense (the “DoD”) in any notice to Reorganized Ampex, whether written or oral, advising Reorganized Ampex that such person’s ownership of New Common Stock is the subject of an investigation, inquiry or other action with respect to foreign ownership, control or influence of or on Reorganized Ampex which could adversely affect the Reorganized Debtors’ facility security clearances granted to it by the United States government to enable Reorganized Ampex to perform classified government contracts. Upon receipt by the Reorganized Ampex of notice of any final determination by the DoD that such person’s ownership of New Common Stock will not adversely affect the Reorganized Debtors’ security clearance, such person shall no longer be a Restricted Foreign Holder. If the DoD’s final determination is that such person’s ownership of New Common Stock adversely affects the Reorganized Debtors’ U.S. government facility security clearances, then such person shall continue to be a Restricted Foreign Holder for so long as such final determination remains in effect. Within 10 days of receipt of any such notice of investigation, inquiry, other action or final determination, Reorganized Ampex shall send notice thereof, and of the consequences hereunder thereof, to any affected Restricted Foreign Holder.

All certificates for the Corporation’s Class A Shares shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED PURSUANT TO THE CERTIFICATE OF INCORPORATION OF THE CORPORATION TO THE EFFECT THAT THE VOTING RIGHTS OF CERTAIN HOLDERS OF

THE CORPORATION’S SECURITIES MAY BE NULLIFIED IN THE EVENT OF AN INQUIRY OR DETERMINATION BY THE U.S. DEPARTMENT OF DEFENSE REGARDING FOREIGN OWNERSHIP OF THE CORPORATION AND ITS POSSIBLE EFFECTS ON NATIONAL SECURITY.

(i)	The Valuation of New Common Stock is Not Intended to Represent the Trading Value of the New Common Stock.

The Valuation of the Reorganized Debtors, set forth in Section 7.2(a) herein prepared by CM&D with the assistance of the Debtors and based on the Financial Projections developed by the Debtors’ management, is based on the assumption that the holders of Allowed General Unsecured Claims will receive all of the issued New Common Stock in Reorganized Ampex in full and final satisfaction of their Claims and is not intended to represent the trading values of New Common Stock in public or private markets.

(j)	Dividend Policies.

All of the Reorganized Debtors’ cash flow will be required to be used in the foreseeable future (a) to make payments under the Amended Senior Secured Notes or the Credit Agreement and the Required Contributions to the Pension Plans, (b) to fund the Reorganized Debtors’ other obligations under the Plan, and (c) for working capital and capital expenditure purposes. Accordingly, Reorganized Ampex does not anticipate paying cash dividends on the New Common Stock in the foreseeable future.

12.3	Risks Relating to Tax and Accounting Consequences of the Plan.

(a)	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.

(b)	Use of Historical Financial Information.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors believe they will be subject to the fresh-start accounting rules. Fresh-start accounting allows for the assessment of every balance sheet account for possible fair value adjustment, resulting in the emergence of a new company recapitalized and revalued. This process is guided by purchase price allocation standards under GAAP.

12.4	Risks Associated with the Business.

(a)	The Debtors’ Reorganization Cases May Negatively Impact the Company’s Future Operations.

While the Debtors believe they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of their largest creditors, the Reorganization Cases may adversely affect the Company’s ability to retain existing customers, attract new customers and maintain contracts that are critical to its operations.

(b)	Operating Results and Income May Fluctuate.

The Debtors’ businesses have generally been subject to certain fluctuations in operating results and incomes. These fluctuations result from, among other things, receipt of lump sum, prepaid and ongoing licensing royalties; the expiration of various patents; products sales by licensees; new licenses with licensees; litigation expenses; debt prepayments and interest expense; the amount and timing of pension contributions and related funding obligations; customer orders and government spending patterns; availability and market acceptance of new products and services; timing of significant orders and new product announcements; and order cancellations.

For example, historically, the Company’s licensing revenue has fluctuated widely due to a number of factors that cannot be predicted, such as the timing and negotiated terms of patent settlement agreements in any particular period, the extent to which third parties acknowledge use of patented technology, the extent to which the Company must pursue litigation in order to enforce its patents to protect its business, and the ultimate success of the Company’s licensing and litigation activities. Licensing revenue also depends in part on fluctuating sales volumes and prices of licensees’ products that incorporate its technology.

Similarly, the Recorders Segment is subject to fluctuation in revenues. The Recorders Segment is dependent on the funding of government defense programs, which may come under increased pressure in the future, leading to a decline in sales. In addition, a substantial portion of the Company’s Recorders Segment backlog at a given time is normally shipped within one or two quarters thereafter, and revenues in any quarter are heavily dependent on orders received in that quarter and the immediately preceding quarter.

(c)	Provision for Income Taxes.

The provision for income taxes in the years ended December 31, 2007, 2006 and 2005 included foreign and state income taxes and withholding taxes on royalty revenue. In 2005, the Company was able to lower its tax provision by utilizing NOL carryforwards. At December 31, 2007, the Company had federal NOLs for income tax purposes of approximately $200 million, expiring in the years 2009 through 2027. In addition, the Company had federal capital loss carryforwards totaling $8.8 million at December 31, 2007, which may be utilized to offset capital gains, if any, generated in future periods.

Cancellation of indebtedness arising from the Reorganization Cases is anticipated to reduce the amount of NOL carryforwards by approximately $50 million. A corporation’s use of its net operating loss carryforwards is generally limited under section 382 of the Internal Revenue Code of 1986 (the “IRC”) if a corporation undergoes an “ownership change.” When an “ownership change” occurs pursuant to a case commenced under chapter 11 of the Bankruptcy Code, the general limitation under section 382 of the IRC may not apply if certain requirements are satisfied under either section 382(l)(5) or section 382(l)(6) of the IRC. The Company will experience an “ownership change” in connection with these Reorganization Cases, but the Company has not yet determined whether it will be eligible for or rely on the special rule under section 382(l)(5) or the special rule under section 382(l)(6) of the IRC. If the Company relies on section 382(l)(5) of the IRC, a second “ownership change” within two years from the Effective Date could eliminate completely the Company’s ability to utilize its net operating loss carryovers. Regardless of whether the Company relies on section 382(l)(5) of the IRC, an “ownership change” after the Effective Date could significantly limit the Company’s ability to utilize its net operating loss carryforwards for taxable years including or following such “ownership change.”

The remaining provision for income taxes in 2007, 2006 and 2005 consisted primarily of foreign withholding taxes on royalty revenue generated in certain locations in Asia.

(d)	Licensing Revenue Has Been Materially and Adversely Affected Due to the Expiration of Certain Patents.

While the Company continues to believe that certain patents are being used in digital still cameras and camera-equipped cellular phones which do not expire until after 2012, the manufacturers of these products discontinued royalty payments to the Debtors after the expiration of the 121 Patent. To date the Company has been unable to prove infringement of any of its other digital imaging patents, which the Company believes may be used in a variety of digital imaging consumer products. Even if the Company is able to prove infringement, it would have to obtain resources from law firms willing to enter into contingency fee arrangements to support its licensing initiatives and to potentially defend against litigation that prospective licensees might initiate in exchange for a percentage of future royalties. There can be no assurance that these arrangements could be obtained.

The success of the Company’s Licensing and Recorders Segments depends, in part, upon its ability to establish and maintain the proprietary nature of its technology through the patent process. There can be no assurance that one or more of the Company’s patents will not be successfully challenged, invalidated or circumvented or that the Company will otherwise be able to rely on such patents for any reason. In addition, competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may seek to apply for and obtain patents that restrict the Company’s ability to make, use and sell its products either in the U.S. or in foreign markets. Monitoring unauthorized use of the Company’s technology is difficult, and it cannot be certain that the steps taken will prevent unauthorized use, particularly in foreign countries where the laws may not protect proprietary rights as fully as the laws of the U.S. If any of the Company’s patents are successfully challenged, invalidated or circumvented or its right or ability to manufacture its products becomes restricted, its ability to continue to manufacture and market its products could be adversely affected, which would likely have a material adverse effect upon the Company’s business, financial condition and results of operations.

Unless the Company is able to develop or acquire new patents in the digital imaging field or other fields, or to demonstrate infringement of its later expiring patents, its licensing revenues will cease after 2014. Moreover, if other companies develop patented proprietary technology similar to the Company’s or competing technologies, the Company’s competitive position could be materially weakened and its licensing revenues may be reduced.

(e)	The Company’s Business Depends Materially on U.S. Government Spending.

The Recorders Segment depends materially on continued expenditures by the U.S. Government on intelligence and defense programs. Significant portions of data acquisition and instrumentation recorder sales reflect purchases by prime contractors to the federal government, which are subject to significant fluctuations. The current U.S. budget deficit is expected to result in the cancellation of various defense programs. The Company does not know whether programs in which it participates, and from which it gains revenue, will be affected by such cuts, program delays or deferred funding. The loss or significant decline in spending on various imaging and intelligence gathering programs, in which the Company is a subcontractor to prime government contractors, or lack of acceptance of the Company’s new products could have a material adverse effect on revenues and earnings.

In addition, other factors relating to the markets for the Company’s instrumentation products and to competition in these markets may affect future sales of these products. The Company’s DDRs disk-based data acquisition recorder and its DSRs solid state memory-based data acquisition recorder have been designed to replace a large installed base of DCRsi tape-based data acquisition recorders over several years. However, there can be no assurance that these products will achieve the same level of market acceptance. Also, as the Company’s DST and DCRsi tape-based products are replaced, it is expected that revenues from the sale of spare parts, service and tape associated with these products will decline.

(f)	Substantial Unfunded Pension Liabilities May Adversely Affect the Company’s Liquidity and its Ability to Maintain or Grow Operations.

The Pension Plans remain substantially underfunded. At December 31, 2007, unfunded accumulated plan benefit obligations under the Ampex Pension Plan and the Media Pension Plan totaled $44.2 million and $13.5 million, respectively, and have been recognized as liabilities on the Company’s consolidated balance sheet.

Future pension contributions payable under these pension plans will be based on actual investment performance, life expectancy of the participants and other factors, which factors may differ from the assumptions used to project future pension contributions.

Under the PBGC Agreement, Hillside is required to advance Required Contributions for the Pensions Plans if the Company cannot make such contributions. As part of the Plan, Hillside will remain jointly and severally obligated to fund Required Contributions if the Reorganized Debtors are unable to do so. The Company believes that Hillside has sufficient assets to fund future Required Contributions under the PBGC Agreement, but the Company does not own or control Hillside and, except for the provisions of the PBGC Agreement and the related HSA Agreement, the Company’s ability to borrow from Hillside amounts necessary to satisfy the Required Contributions is beyond its control.

(g)	Rapid Technological Change or the Company’s Ability to Respond and to Develop New Products May Affect its Business.

All the industries and markets from which the Company derives or expects to derive revenues, directly or through its licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades and patentable technology. This has required, and will continue to require, substantial amounts of capital to be spent on the research, development and engineering of new products and advances to existing products, as well as for assessing infringement of the Company’s patents by manufacturers of consumer digital video products. There are no assurances that the Company’s existing products, technologies and services will not become obsolete or that any new products, technologies or services will win commercial acceptance. Obsolescence of existing product lines, or inability to develop and introduce new products and services, could have a material adverse effect on the Company’s revenues and results of operations in the future. The development and introduction of new technologies, products and services are subject to inherent technical and market risks, and there can be no assurance that the Company will be successful in this regard. In addition, reductions in research and development programs could adversely affect the Company’s ability to remain competitive.

Because the Recorders Segment is primarily focused on data acquisition and instrumentation products, the Company has devoted the majority of its research and development to producing new solid state- and disk-based instrumentation recorders. The Company does not currently intend to invest additional development resources to extend the life of its 19-millimeter mass storage products beyond the quad density format other than as required to support the needs of its customers. If the Recorders Segment were to experience further declines in product revenues, the Company may be required to reduce future research, development and engineering costs, which may have a material adverse affect on results of operations.

(h)	Competitors in the Recorders Segment May Have Greater Financial Resources.

The Recorders Segment encounters significant competition in all of the markets for its products and services. Many of the Company’s competitors in this industry have greater resources and access to capital. In the instrumentation market, which currently is the Recorders Segment’s major area of focus, the Company competes primarily with companies that depend on government contracts for a major portion of their revenues, including L-3 Communications Corporation, Calculex and Sypris Solutions, Inc. While the number of competitors in this industry has decreased in recent years as government spending in many areas has declined, many of these competitors have greater financial resources than does the Company.

(i)	The Company Relies on a Limited Number of Key Suppliers and Vendors to Operate its Business.

The Recorders Segment purchases certain components such as customized integrated circuits, memory chips and magnetic media products from a single or a small number of domestic or foreign manufacturers. Significant delays in deliveries or defects in such components may, from time to time, adversely affect manufacturing operations, pending qualification of an alternative supplier. In addition, the Company produces highly engineered products in relatively small quantities. As a result, its ability to cause suppliers to continue production of certain products on which it depends, or to deliver those products to it on a timely basis, may be limited. These suppliers may require the Company to purchase lifetime quantities of their products or components, which may cause inventories to increase beyond levels required to support current revenues. The Company does not generally enter into long-term raw materials or components supply contracts. Accordingly, if the Company experiences problems with these manufacturers, the Company could fail to obtain sufficient resources to operate its business successfully.

(j)	International Operations Subject the Company to Social, Political and Economic Risks of Doing Business in Foreign Countries.

Although the Company has significantly curtailed its Recorders Segment’s international operations in prior years, sales to foreign customers (including U.S. export sales) continue to be significant to operations. However, international operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Although fluctuations in the value of foreign currencies can affect the results of operations, the Company does not normally seek to mitigate exposure to exchange rate fluctuations by hedging its foreign currency positions. Accordingly, revenues from international operations are subject to numerous risks, any of which may have an adverse impact on the results of operations.

(k)	The Loss of One or More of the Company’s Key Personnel Could Disrupt Operations and Adversely Affect Financial Results.

The Company is highly dependent upon the availability and performance of its executive officers and directors, including senior executives in its corporate licensing division and Data Systems. The Company has not entered into employment agreements with any of its key employees other than D. Gordon Strickland, Chief Executive Officer and President of Ampex whose employment agreement would not necessarily protect the Company from the loss of his services. Additionally, the Company does not maintain key man life insurance on any of these individuals. Accordingly, the loss of services of any of the Company’s executive officers could materially adversely affect the Company’s business, financial condition and operating results.

(l)	The Company is Subject to Environmental Regulation and Could Incur Substantial Costs as a Result of Violations of or Liabilities Under Environmental Laws.

The Company’s facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations, including liability for investigative and cleanup costs and damages arising out of past disposal activities. The Company is currently engaged in various environmental investigations, remediation and/or monitoring activities at several sites located off our facilities. There can be no assurance that, among other things, the amount of actual environmental liabilities will not be greater than the estimates used for purposes of the disclosures contained herein or in the Plan, or that the Company will not incur further liability. Further, there can be no assurance that the Company will be able to obtain a discharge of any potential obligations with respect to environmental matters upon the Effective Date or that additional liabilities with respect to environmental matters will not be asserted in the future. In addition, changes in environmental regulations could impose the need for additional capital equipment or other requirements. Such liabilities or regulations could have a material adverse effect on the Company in the future.

(m)	Legal Matters.

The Company is party to routine litigation incidental to its business, including litigation relating to certain cases brought for recovery of worker’s compensation. It is not anticipated that any current or pending lawsuit, either individually or in the aggregate, is likely to have a material adverse effect on the Company’s financial condition. However, no assurances can be provided that the Company will be able to successfully defend or settle all pending or future purported claims, and the Company’s failure to do so may have a material adverse effect on the Reorganized Debtors. A brief summary of the Debtors’ largest litigation matters include:

1.	William Cawfield v. A.W. Chesterton, Inc., et al.

On February 15, 2008, William Cawfield filed suit against Ampex Corporation, among others, alleging negligence and wanton misconduct with respect to the plaintiff’s fathers’ exposure to asbestos and asbestos-contaminated products. Mr. Cawfield additionally alleges that Ampex was involved in negligent and willful spoliation of evidence, is subject to strict liability, and breached its duties to provide a safe workplace. Each count seeks $50,000 in damages.

2.	Ampex Corporation v. Eastman Kodak, et al.

On October 21, 2004, Ampex instituted litigation in the United States District Court for the District of Delaware (the “District Court”) against Eastman Kodak Company, Altek Corporation, and Chinon Industries, Inc. (“Kodak”), alleging infringement of its U.S. patent 4,821,121. The Company sought an injunction and damages for infringement. The Company filed an appeal to the Court of Appeals for the Federal Circuit (the “Federal Circuit”). The Federal Circuit affirmed the District Court’s decision. Kodak is currently pursuing an action for costs and attorney fees in the District Court. It is not yet possible to determine the outcome of this action.

3.	Reuters Newsmedia, Inc. v. Ampex Corporation and Quantegy, Inc. f/k/a Ampex Media Corporation, Inc.

In October 1995, Reuters and Ampex Corporation entered into a settlement agreement authorizing Reuters to return equipment in exchange for a credit to be used during the following two years. Reuters attempted once during the two-year period and once thereafter to tender for the tape purchases made from Quantegy, Inc. Ampex refused to issue credits because Quantegy, Inc. was not a related entity at the time of the Reuters tape purchases. On June 9, 1999, Reuters filed a complaint alleging (i) breach of contract, (ii) unjust enrichment, and (iii) money had and received. It is not yet possible to determine the outcome of this action.

4.	Robert Ross v. Asbestos Defendants

Ampex has been joined with multiple other defendants by Robert Ross, based on alleged exposure to asbestos while working as a contractor at Ampex during the 1960’s. Counsel has been engaged, an answer to the complaint has been filed, and the case has been tendered to the Company’s insurance carriers who are reviewing coverage. It is not yet possible to determine the outcome of this action.

ARTICLE XIII.

SECURITIES LAW MATTERS

13.1	Plan Securities.

The Plan provides for Reorganized Debtors to issue to holders of the Senior Secured Notes, the Amended Senior Secured Notes. The Plan further provides for the Reorganized Debtors to incur on account of the Hillside Secured Claims, the Tranche A Loan. The Plan also provides for the Reorganized Debtors to incur certain obligations under the Tranche B Loan, Tranche C Loans and Tranche D Loans, if any. The Plan provides for the Reorganized Debtors to issue to the holders of the Allowed Non-Election General Unsecured Claims in Class 5, New Common Stock. [For the avoidance of doubt, the CPR Administrator Rights Notices and the Distribution Rights are not securities and, as such, are not subject to registration or exempt from registration under section 1145 of the Bankruptcy Code.]

The Debtors believe that all of the Plan Securities constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws. The Debtors further believe that the offer and sale of the Plan Securities pursuant to the Plan are, and subsequent transfers of the Plan Securities by the holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code will be, exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and state securities laws.

The New Stockholders Agreement and Amended Certificate of Incorporation contain restrictions on stockholders’ ability to transfer the New Common Stock. Subject to certain limited exceptions, the New Stockholders Agreement and the Amended Certificate of Incorporation restrict transfers of New Common Stock to any Third Party (as defined in the New Stockholders Agreement), without the prior consent of a majority of the board of directors of Reorganized Ampex.

All certificates for shares of the New Common Stock shall conspicuously bear the following Legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

In addition to the legend required by Section 3.1(f)(i) of the New Stockholders Agreement, all certificates for shares of Common Stock shall conspicuously bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS INCLUDING, CERTAIN RESTRICTIONS ON SALE, ENCUMBRANCE AND TRANSFER AS SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), AND THIS STOCKHOLDERS’ AGREEMENT. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND STOCKHOLDERS’ AGREEMENT, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

[UPDATE FOR D.O.D. RESTRICTIONS IF NECESSARY]

13.2	Issuance and Resale of Plan Securities Under the Plan.

(a)	Exemption from Registration.

Section 3(a)(9) of the Securities Act provides that Section 5 of the Securities Act and, by virtue of Section 18 of the Securities Act, any state law requirements for the offer and sale of a security do not apply to any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the offer and sale of a security do not apply to the offer or sale of stock, options, warrants or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions and Section 4(2) of the Securities Act and Regulation D promulgated thereunder, the Plan Securities will not be registered under the Securities Act or any state securities laws. To the extent that the Plan Securities are issued under the Plan and are covered by section 1145 of the Bankruptcy Code, the Plan Securities may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, the Plan Securities generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states; however, the availability of such exemptions cannot be known unless individual state securities laws are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

(b)	Resales of Plan Securities; Definition of Underwriter.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, or (b) offers to sell securities offered or sold under a plan for the holders of such securities, or (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Resales of the Plan Securities by Persons deemed to be “underwriters” (which definition includes “controlling person”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, the Reorganized Debtors do not presently intend to make publicly available the requisite current information regarding the Reorganized Debtors and, as a result, Rule 144 will not be available for resales of Plan Securities by persons deemed to be underwriters.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an underwriter, the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning whether they may freely trade such securities without compliance with the federal and state securities laws.

ARTICLE XIV.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

14.1	Introduction.

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

For purposes of this discussion, the terms “Old Senior Notes” and “Old Hillside Notes” are used to refer to the Senior Secured Notes and the Hillside Notes, respectively, the Old Senior Notes and Old Hillside Notes together referred to as the “Old Notes” and the term “New Notes” is used to refer to both the Amended Senior Secured Notes (the “New Senior Notes”) and the Tranche A Loan Obligations (referred to in this Article XIV, the “New Hillside Loan”). This discussion assumes that holders of the Old Senior Notes have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and holders will hold the New Notes and New Common Stock as capital assets. In addition, this discussion assumes that the Debtors’ obligations under the Old Notes and New Notes will be treated as debt for federal income tax purposes.

This discussion does not address all federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, foreign corporations, foreign trusts, foreign estates, holders who are not citizens or residents of the U.S., holders subject to the alternative minimum tax, holders holding the Old Notes, New Notes or New Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who have a functional currency other than the U.S. dollar and holders that acquired the Old Notes in connection with the performance of services.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND NEW COMMON STOCK RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

14.2	Federal Income Tax Consequences to the Debtors.

(a)	Cancellation of Indebtedness and Reduction of Tax Attributes.

The Debtors generally should realize cancellation of indebtedness (“COD”) income to the extent the sum of (i) cash and the fair market value of any property (including New Common Stock) and (ii) the issue prices of the New Notes received by holders is less than the sum of (x) the adjusted issue prices of the Old Notes, (y) the adjusted issue price of any other debt exchanged for property pursuant to the Plan and (z) the amount of any unpaid accrued interest on the Old Notes and such other debt to the extent previously deducted by the Debtors.

The Debtors currently estimate that the amount of COD income realized upon consummation of the Plan could range from approximately $20 million to approximately $40 million; however, the ultimate amount of COD income realized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Common Stock and the issue price of the New Notes on the Effective Date. COD income realized by a debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD income realized as a result of the implementation of the Plan.

A debtor that does not recognize COD income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include NOLs, NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and reduces its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtors have not yet determined whether they will make the Section 108(b)(5) Election.

At December 31, 2006, the Debtors had NOLs for federal income tax purposes of approximately $189 million expiring in the years 2009 through 2027. Approximately $70 million of these NOLs are subject to pre-existing usage limitations under IRC Section 382. The Debtors believe that, for federal income tax purposes, the Debtors’ consolidated group generated approximately $15 million of consolidated NOLs in the 2007 tax year, and likely will generate additional NOLs during the 2008 tax year. However, the amount of the Debtors’ 2007 and 2008

NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for such periods. Moreover, the Debtors’ NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs ultimately may vary from the amounts set forth above.

The Debtors currently anticipate that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) is likely to be limited largely to a reduction of the Debtors’ consolidated NOLs. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors and the extent to which the Debtors are required to reduce other tax attributes.

(b)	Section 382 Limitation on NOLs.

Under IRC Section 382, if a corporation or a consolidated group with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the Loss Corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a Loss Corporation’s use of its pre-change NOLs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the Loss Corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a Loss Corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased during the subsequent five-year period (the “Recognition Period”). If a Loss Corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus would reduce the amount of pre-change NOLs that could be used by the Loss Corporation during the five-year period.

The Debtors believe they experienced an Ownership Change on April 1, 1994 and, as a result, the Debtors’ use of their consolidated NOLs attributable to the period prior to such date are subject to an annual limitation. Another Ownership Change prior to the Effective Date similarly would result in an annual limitation on the Debtor’s use of their consolidated NOLs attributable to the period prior to such date, including the NOLs attributable to period prior to the 1994 Ownership Change. When NOLs are subject to more than one IRC Section 382 annual limitation, the lowest annual limitation applies. Based on the current trading prices of Company stock, it is likely that any Ownership Change prior to the Effective Date will result in the Debtors’ ability to use their existing NOLs being severely limited in periods after such Ownership Change. The Company has requested that the Bankruptcy Court issue an order requiring existing shareholders to notify the Debtors prior to the consummation of certain equity transfers that could lead toward an Ownership Change so as to provide the Debtors with time to object to any such transfers in an effort to preserve the value of the Debtors’ NOLs.

The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtors’ consolidated group. The remainder of this discussion assumes that the expected Ownership Change will occur on the Effective Date, though it is possible the IRS could take the position that the Ownership Change occurred on the date the Plan is confirmed by the Bankruptcy Court. If the IRS took the position that the ownership change occurred on the Confirmation Date, the consequences of such change could be other than as described below. Because the Ownership Change that occurs on the Effective Date will occur in a case brought under the Bankruptcy Code, one of the following two special rules will apply in determining the Debtors’ ability to utilize NOLs attributable to tax periods preceding the Effective Date in post-Effective Date tax periods.

Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs if the stockholders or “qualified creditors” of the debtor receive at least fifty percent (50%) of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the effective date of the bankruptcy reorganization. However, if any pre-change NOLs of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs will continue to be subject to such limitation.

A qualified creditor is any creditor who has held the debt of the debtor continuously during the period beginning at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” at all times since it has been outstanding. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt exchanged for stock for purposes of determining whether such creditor is a qualified creditor unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period. The Debtors believe that the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5), though no assurance can be given in this regard.

If IRC Section 382(l)(5) applies to an Ownership Change, any subsequent Ownership Change of the debtor within a two-year period will result in the debtor being unable to use any pre-change losses following such subsequent Ownership Change. A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. The Debtors have not yet determined whether to elect out of the application of IRC Section 382(l)(5) if it is determined they otherwise qualify. If the Effective Date occurs in 2008, assuming the Ownership Change resulting from implementation of the Plan satisfies the requirements of IRC Section 382(l)(5), the Debtors would have until as late as September 15, 2009, to determine whether to elect not to apply IRC Section 382(l)(5).

If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (4.25% for March 2008) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. Depending on whether the debtor has a NUBIG or NUBIL immediately prior to the Ownership Change, the annual limitation may be increased or decreased during the Recognition Period. However, if any pre-change NOLs of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs will be subject to the lower of the two annual limitations.

NOLs not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates. To the extent the Reorganized Debtors’ annual limitation exceeds the consolidated group’s taxable income in a given year, the excess will increase the annual limitation in future taxable years.

(c)	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, under current law only 90% of its AMTI generally may be offset by available NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtors may have to pay AMT regardless of whether they generate non-AMT NOLs or have sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

14.3	Federal Income Tax Consequences to Holders of Certain Claims.

(a)	Prior Waivers of Defaults and Forbearance of Rights.

Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a taxable event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Under these regulations, absent a written or oral agreement to alter other terms of the debt instrument, an agreement by the holder to temporarily waive an acceleration clause or similar default right is not considered a “modification” of the instrument unless and until the forbearance period exceeds two years following the issuer’s initial failure to perform and any additional period during which the parties conduct good faith negotiations or during which the issuer is in a case under the Bankruptcy Code.

From September 2007 through January 2008, the Debtors obtained a forbearance of certain defaults alleged under the Old Hillside Notes. The Debtors took the position that the forbearances did not constitute a “modification” of the Old Hillside Notes. The remaining discussion assumes that the forbearance did not result in a deemed exchange of the Old Hillside Notes.

(b)	Holders of Senior Secured Notes (Class 2).

1.	Exchange of Old Senior Notes for New Senior Notes.

Recognition of Gain or Loss. As described above, the significant modification of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the holder. Pursuant to the Plan, the terms of the Old Senior Notes will be amended or otherwise modified as set forth in the New Senior Notes Indenture. Although the matter is not free from doubt, the adoption of the amendments to the New Senior Notes Indenture should not result in a significant modification of the Old Senior Notes and the Debtors intend to take such position for federal income tax purposes. If the adoption of the proposed amendments does not result in a significant modification, holders of the Old Senior Notes will have the same adjusted tax basis in, and holding period for, the New Senior Notes received in exchange for the Old Senior Notes as the holder had immediately prior to the adoption of the proposed amendments and will recognize gain or loss equal to the difference between the cash received on the portion of their Old Senior Notes that are retired and their tax basis in such Old Senior Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Old Senior Notes for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

If the New Senior Notes constitute a significant modification of the Old Senior Notes, the federal income tax consequences of the exchange of Old Senior Notes for New Senior Notes depend, in part, on whether the Old Senior Notes and New Senior Notes constitute “securities” for purposes of the “reorganization” provisions of the IRC. If both the Old Senior Notes and the New Senior Notes are treated as securities, the exchange of such notes pursuant to the Plan would generally constitute a tax-deferred recapitalization within the meaning of IRC Section 368(a)(1)(E). The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Where a debt instrument is exchanged for another debt instrument of the issuer with substantially similar terms, there is authority that supports the position that the term of the newly issued instrument for purposes of determining whether it is a security is measured from the original issuance date of the instrument exchanged therefor, rather than from the exchange date. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security. Although the matter is not free from doubt, in the event that the New Senior Notes constitute a significant modification of the Old Senior Notes, the Debtors intend to take the position that the Old Senior Notes and New Senior Notes are securities and, therefore, the exchange of the Old Senior Notes for New Senior Notes constitutes a recapitalization for federal income tax purposes.

Subject to the preceding discussion and the “Other Considerations—Accrued Interest” discussion below, if the New Senior Notes constitute a significant modification of the Old Senior Notes and the deemed exchange of Old Senior Notes for New Senior Notes constitutes a recapitalization for federal income tax purposes, holders of Old Senior Notes would recognize gain equal to the lesser of (i) the excess of the issue price of the New Senior Notes, which for this purpose would generally be the face amount of the New Senior Notes, and any cash received in consideration for Old Senior Notes over the holder’s adjusted tax basis in the Old Senior Notes and (ii) the amount of the cash received in the exchange. Any gain recognized upon the exchange generally would be capital gain and will be long-term capital gain if the holder’s holding period exceeds one year. No loss would be recognized in respect of the exchange if it qualifies as a recapitalization. A holder’s initial tax basis in the New Senior Notes would be equal to its adjusted tax basis in the Old Senior Notes, increased by the amount of any gain recognized by the holder and decreased by the amount of cash received by the holder, and the holder’s holding period in the New Senior Notes would include the holder’s holding period in the Old Senior Notes.

If the Old Senior Notes or the New Senior Notes do not constitute securities for U.S. federal income tax purposes and the amendments do constitute a significant modification, a holder of Old Senior Notes would recognize gain or loss on the exchange of Old Senior Notes for cash and New Senior Notes. Subject to the “Other Considerations—Accrued Interest” discussion below, the amount of gain or loss recognized by a holder would be equal to the difference between (i) the issue price of the New Senior Notes, which for this purpose would generally be the face amount of the New Senior Notes, and cash received in the exchange and (ii) the holder’s adjusted tax basis in the Old Senior Notes exchanged therefor. Subject to the “Other Considerations—Market Discount” discussion below, any such gain or loss generally would be capital gain or loss, and would be long-term capital gain or loss if the holder has held the Old Senior Notes for more than one year as of the Effective Date. A holder’s initial tax basis in the New Senior Notes would be equal to the debt’s issue price, and its holding period would begin on the day after the Effective Date.

Holders should consult their tax advisors regarding the tax treatment of the exchange of Old Senior Notes for New Senior Notes, the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the holder, whether the Old Senior Notes constitute a capital asset in the holder’s hands, whether the Old Senior Notes have been held for more than one year, whether the Old Senior Notes have bond premium or market discount, and whether and to what extent the holder previously claimed a bad debt deduction with respect to the Old Senior Notes. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Senior Notes. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

2.	New Senior Notes.

If the New Senior Notes constitute a significant modification of the Old Senior Notes, the tax consequences of owning the New Senior Notes are as follows. A note that matures one year or less from its date of issuance, such as the New Senior Notes, will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest. In general, a cash method holder of a New Senior Note would not be required to accrue this discount, if any, for federal income tax purposes unless it elects to do so. Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the New Senior Note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes in an amount not exceeding the accrued discount until the accrued discount is included in income.

A holder of New Senior Notes will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Senior Notes equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest as described above) and the holder’s adjusted tax basis in the New Senior Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the New Senior Notes for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(c)	Holders of Hillside Note Claims.

1.	Exchange of Old Hillside Notes for the Indebtedness under the New Hillside Loan and New Common Stock.

Recognition of Gain or Loss. The federal income tax consequences of the consummation of the Plan to holders of Old Hillside Notes depend, in part, on whether the Old Hillside Notes and the New Hillside Loan constitute “securities” for purposes of the

“reorganization” provisions of the IRC, as described above under “Holders of Senior Secured Notes — Recognition of Gain or Loss.” It is unclear whether the Old Hillside Notes qualify as securities for federal income tax purposes.

If the Old Hillside Notes do not qualify as securities, the exchange of the Old Hillside Notes for the New Hillside Loan and New Common Stock would be a fully taxable exchange. If the exchange is fully taxable, subject to the “Other Considerations—Accrued Interest” discussion below, a holder of Old Hillside Notes would recognize gain or loss on the exchange of Old Hillside Notes for the New Hillside Loan and Common Stock. The amount of gain or loss recognized by a holder would be equal to the difference between (i) the sum of the issue price of the New Hillside Loan (see “New Hillside Loan” discussion below) and the fair market value of the New Common Stock received in the exchange and (ii) the holder’s adjusted tax basis in the Old Hillside Notes exchanged therefor. In that case, a holder’s holding period in the New Common Stock and in the New Hillside Loan would begin on the day after the Effective Date.

If the Old Hillside Notes and the New Hillside Loan constitute securities for federal income tax purposes, subject to the “Other Considerations—Accrued Interest” discussion below, the exchange would qualify as a tax deferred recapitalization under IRC Section 368(a)(1)(E) and the holders of Old Hillside Notes would not recognize gain or loss upon the exchange of the Old Hillside Notes for the New Hillside Loan and New Common Stock. A holder’s adjusted tax basis in the Old Hillside Notes will be allocated between the New Hillside Loan and New Common Stock in accordance with their respective fair market values on the Effective Date, and the holder’s holding period in the New Hillside Loan and New Common Stock will include the holder’s holding period in the Old Hillside Notes.

Holders should consult their tax advisors regarding the tax treatment of the exchange of Old Hillside Notes for the New Hillside Loan and New Common Stock, the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the holder, whether the Old Hillside Notes constitute a capital asset in the holder’s hands, whether the Old Hillside Notes have been held for more than one year, whether the Old Hillside Notes have bond premium or market discount, and whether and to what extent the holder previously claimed a bad debt deduction with respect to the Old Hillside Notes. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Subordinated Notes. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

2.	New Hillside Loan.

Interest and Original Issue Discount. Payments of stated interest under the New Hillside Loan will constitute payments of “qualified stated interest” and generally will be taxable to holders as ordinary income at the time the payments are received or accrued, in accordance with the holder’s method of tax accounting.

The preceding discussion assumes the amount of the New Hillside Loan will not be issued with original issue discount (“OID”). The New Hillside Loan generally would be treated as issued with OID if the principal amount of the New Hillside Loan plus all scheduled interest payments thereon, other than payments of qualified stated interest, exceeds the issue price of the notes by more than a de minimis amount. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered publicly traded for purposes of the OID rules at any time during the sixty-day period ending thirty days after the issue date. If neither debt instrument is publicly traded, the issue price of the new debt instrument will be its stated principal amount if the new debt instrument provides for adequate stated interest (i.e., interest at least at the applicable federal rate as of the issue date), or will be its imputed principal amount if the instrument does not provide for adequate stated interest. If the new debt instrument is publicly traded, its issue price generally will be its trading price immediately following issuance. If the old debt instrument is publicly traded, but the new debt instrument is not, the issue price of the new debt instrument generally will be the fair market value of the old debt instrument at the time of the exchange less the fair market value of the portion of the old debt instrument allocable to any other property received in the exchange.

A debt instrument will be considered to be publicly traded if certain pricing information related to the instrument is generally available on a quotation medium. Because the relevant trading period is generally in the future, it is impossible to predict whether the Old Hillside Notes or the New Hillside Loan will be publicly traded during the relevant period. However, the Debtors anticipate that the Old Hillside Notes and New Hillside Loan will not be treated as publicly traded and, therefore, that the issue price of the New Hillside Loan will be its stated principal amount.

Sale, Retirement or Other Taxable Disposition. A holder of the New Hillside Loan will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the obligations due under the New Hillside Loan equal to the difference between the amount realized upon the disposition (less a portion allocable to any unpaid accrued interest which generally will be taxable as ordinary income) and the holder’s adjusted tax basis in the New Hillside Loan. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the New Hillside Loan for more than one year as of the date of disposition. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.	New Common Stock.

Distributions. A holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed below in “Other Considerations—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the holder took a bad debt deduction with respect to the Old Hillside Notes or recognized an ordinary loss on the exchange of the Old Hillside Notes for New Common Stock. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(d)	Holders of General Unsecured Claims

Recognition of Gain or Loss. The federal income tax consequences of the consummation of the Plan to holders of General Unsecured Claims depend, in part, on whether the General Unsecured Claims constitute “securities” for purposes of the “reorganization” provisions of the IRC, as described above under “Holders of Senior Secured Notes — Recognition of Gain or Loss.” Holders of General Unsecured Claims should consult their tax advisors as to whether their claims constitute securities.

If the General Unsecured Claims do not qualify as securities or if the holder elects to receive the Lump Sum Cash Payment instead of New Common Stock, the exchange of the General Unsecured Claims for New Common Stock would be a fully taxable exchange. If the exchange is fully taxable, subject to the “Other Considerations—Accrued Interest” discussion below, a holder would recognize gain or loss on the exchange of General Unsecured Claims for Common Stock. The amount of gain or loss recognized by a holder would be equal to the difference between (i) the fair market value of the Cash or New Common Stock received in the exchange and (ii) the holder’s adjusted tax basis in the General Unsecured Claims exchanged therefor. In that case a holder’s holding period in any New Common Stock would begin on the day after the Effective Date.

If the General Unsecured Claims constitute securities for federal income tax purposes and the holder does not elect the Lump Sum Cash Payment, subject to the “Other Considerations—Accrued Interest” discussion below, the exchange would qualify as a tax deferred recapitalization under IRC Section 368(a)(1)(E) and the holders of General Unsecured Claims would not recognize gain or loss upon the exchange of the General Unsecured Claims for New Common Stock. A holder’s adjusted tax basis in the New Common Stock will be equal to the holder’s basis in its General Unsecured Claims, and the holder’s holding period in the New Common Stock will include the holder’s holding period in the General Unsecured Claims.

Holders of General Unsecured Claims should consult “Holders of Hillside Note Claims — New Common Stock” above for the tax consequences of owning New Common Stock. Holders should consult their tax advisors regarding the tax treatment of the exchange of General Unsecured Claims for New Common Stock, the character of any gain or loss as long-term or short-term capital gain or loss, or as ordinary income or loss, as its character will be determined by a number of factors, including (but not limited to) the tax status of the holder, whether the General Unsecured Claims constitute a capital asset in the holder’s hands, whether the General Unsecured Claims have been held for more than one year, and whether and to what extent the holder previously claimed a bad debt deduction with respect to the General Unsecured Claims. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(e)	Other Considerations.

Accrued Interest. There is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. The Reorganized Debtors intend to take the position that cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position.

To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the holder. A holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. A holder will be considered to have acquired an Old Note at a market discount if its tax basis in the note immediately after acquisition is less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, subject to a statutorily defined de minimis exception. Market discount generally accrues on a straight line basis from the acquisition date over the remaining term of the obligation or, at the holder’s election, under a constant yield method. A holder that acquired an Old Note at a market discount previously may have elected to include the market discount in income as it accrued over the term of the note.

A holder that acquires a debt instrument at a market discount generally is required to treat any gain realized on the disposition of the instrument as ordinary income to the extent of accrued market discount not previously included in gross income by the holder. However, special rules apply to the disposition of a market discount obligation in certain types of non-recognition transactions, such as a recapitalization. Under these rules, a holder that acquired an

Old Note at a market discount generally should not be required to recognize any accrued market discount as income at the time of the exchange of Old Notes for New Notes and, if applicable, New Common Stock to the extent it receives stock or securities in exchange for the Old Note. Rather, on a subsequent taxable disposition of the stock or securities received in the exchange, any gain realized by the holder on a disposition of the stock will be ordinary income to extent of the market discount accrued on the Old Note prior to the exchange that is allocable to the stock, and any gain realized by the holder on a disposition of the securities will be ordinary income to the extent of the allocable amount of market discount accrued on the Old Note prior to the exchange and the amount of market discount accrued on the securities after the exchange. The method of allocating accrued market discount to stock and securities when both are received in exchange for a market discount obligation in a recapitalization is uncertain. Accordingly, holders that acquired the Old Notes with market discount should consult their tax advisors regarding this issue.

(f)	Information Reporting and Backup Withholding.

The Reorganized Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by holders (other than corporations and other exempt holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each holder (other than corporations and other exempt holders) the amount of interest paid and OID, if any, accrued on the New Notes, the amount of dividends paid on the New Common Stock, and the amount of any tax withheld from payment thereof.

Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Notes, dividends paid on the New Common Stock and proceeds received upon sale or other disposition of the New Notes or New Common Stock. Certain holders (including corporations) generally are not subject to backup withholding. A holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

ARTICLE XV.

CONCLUSION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce if not eliminate any return to unsecured creditors who hold Claims. Moreover, under such alternatives, holders of Interests are highly unlikely to receive any recovery on account of their Interests or otherwise. The Debtors urge the holders of impaired Claims in Class 2, Class 4, and Class 5 who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than 4:00 p.m., prevailing Eastern Time, on [June] [    ], 2008.

Dated: May [    ], 2008

AMPEX CORPORATION

By:
D. Gordon Strickland
Chief Executive Officer and President

AMPEX DATA SYSTEMS CORPORATION

By:
D. Gordon Strickland
Executive Vice President

AMPEX DATA
INTERNATIONAL CORPORATION

By:
D. Gordon Strickland Chairman of the Board

AMPEX FINANCE CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AFC HOLDINGS CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AMPEX HOLDINGS CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AMPEX INTERNATIONAL SALES CORPORATION

By:
D. Gordon Strickland
Chairman of the Board

Matthew A. Feldman, Esq. Rachel C. Strickland, Esq. Shaunna D. Jones, Esq. Lauren C. Cohen, Esq.

787 Seventh Avenue New York, New York 10019 (212) 728-8000 Counsel for Debtors and Debtors In Possession

Exhibits

•	Exhibit 1—Plan

•	Exhibit 2—Plan Support Agreement

•	Exhibit 3—Prepetition Corporate Organizational Chart

•	Exhibit 4—Consolidated Audited Financial Statements for the Debtors for the fiscal year ended December 31, 2007

•	Exhibit 5— Liquidation Analysis

•	Exhibit 6— Reorganized Debtors’ Projected Financial Information

•	Exhibit 7— Disclosure Statement Order